  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 6, 1998.
                                                     REGISTRATION NO. 333-55741

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                         ACTUATE SOFTWARE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        CALIFORNIA                   7372                    94-3193197
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                                ---------------
                           999 BAKER WAY, SUITE 270
                          SAN MATEO, CALIFORNIA 94404
                                (650) 425-2300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                             NICOLAS C. NIERENBERG
                            CHIEF EXECUTIVE OFFICER
                           999 BAKER WAY, SUITE 270
                          SAN MATEO, CALIFORNIA 94404
                                (650) 425-2300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:
     ROBERT V. GUNDERSON, JR.                      DONALD M. KELLER, JR.
        JEFFREY P. HIGGINS                           GLEN R. VAN LIGTEN
     WILLIAM E. GROWNEY, JR.                          SANJAY K. KHARE
          JOHN F. DIETZ                               WENDY M. PIZARRO
     GUNDERSON DETTMER STOUGH                        VENTURE LAW GROUP
      VILLENEUVE FRANKLIN &                      A PROFESSIONAL CORPORATION
          HACHIGIAN, LLP                            2800 SAND HILL ROAD
      155 CONSTITUTION DRIVE                        MENLO PARK, CA 94025
       MENLO PARK, CA 94025                            (650) 854-4488
          (650) 321-2400

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JULY 6, 1998

                                3,000,000 SHARES

                               [LOGO OF ACTUATE]

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                                  -----------

  Of the 3,000,000 shares of Common Stock offered hereby 2,890,000 shares are being sold by Actuate Software Corporation (the "Company") and 110,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ACTU".

                                  -----------

 THESE SECURITIES HAVE NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE SECURITIES
   AND EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR HAS
    THE  SECURITIES  AND  EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                    INITIAL PUBLIC UNDERWRITING PROCEEDS TO PROCEEDS TO SELLING
                    OFFERING PRICE DISCOUNT (1) COMPANY (2)    STOCKHOLDERS
                    -------------- ------------ ----------- -------------------
Per Share..........      $             $           $               $
Total (3)..........     $             $            $               $

-----

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(2) Before deducting estimated expenses of $725,000 payable by the Company.
(3) The Company and the Selling Stockholders have granted the Underwriters an option for 30 days to purchase up to an additional 450,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount,
    proceeds to Company and proceeds to Selling Stockholders will be $   ,
    $   , $    and $   , respectively. See "Principal and Selling Stockholders"
    and "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery through the facilities of DTC in New York, New York, on or
about      , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                             CREDIT SUISSE FIRST BOSTON

                                  -----------

                  The date of this Prospectus is      , 1998.

ACTUATE REPORTING SYSTEM GRAPHIC

  Description: Graphic illustration of boxes representing each of Actuate's potential end users connected by a cloud representing the Internet to a graphic illustration of boxes representing various applications and data sources including: Human Resources, Legacy Systems, Data Warehouse, Multi-Dimensional Data, E-Commerce, Sales & Marketing, Enterprise Resource Planning, Internal Applications and Customer Information Systems.

  Header: Meeting the Information Needs of the Enterprise.

  Caption: Enterprise Reporting: Enterprise reporting solutions enable organizations to efficiently extract, publish and disseminate corporate data throughout the enterprise in both client/server and Internet environments.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

ENTERPRISE REPORTING GRAPHIC

  Description: Graphic illustration consisting of boxes representing the Company's products connected in the center of the graphic by a cloud representing the Internet. Computer screenshots of Actuate Reporting System reports utilized by the following companies appear to the right of the graphic: Anthem Blue Cross and Blue Shield of Connecticut, Netscape, PeopleSoft, Siebel and Vantive. Logos of the following companies appear at the bottom on the graphic: Ariba, Ascend, Brio, Cambridge Technology Partners, Clarify, PointCast, Portal, Prism Solutions, and Progress Software.

  Header: A Leader in Enterprise Reporting

Left Graphic Captions

  Caption: Actuate Architecture. The Actuate Reporting System is a server-centric suite of products for developing, administering, viewing and distributing reports via the Internet to users across an enterprise.

  Caption: Actuate's ReportCast Channels focus the delivery of corporate content to an organization's employees, customers and partners. Users are notified when reports become available and can click on the headline to view the report in its entirety.

  Caption: Actuate Reporting System can generate HTML reports that resemble standard Internet pages. These HTML reports can include graphs, GIF images, standard URL links, and Java applets.

  Caption: Actuate's Report Encyclopedia organizes reports and components into hierarchial folders for simplified access.

Right Graphic Caption

  Caption: Selected Customers. Actuate's customers span a wide variety of industries and include some of the largest financial services, telecommunications and health care companies. Actuate's partners include vendors of some of the most widely deployed Enterprise Resource Planning, Customer Asset Management, Sales Force Automation and Internet applications.

Screenshot Captions

Anthem
  Caption: Anthem Blue Cross and Blue Shield of Connecticut utilizes the Actuate Reporting System to provide its insurance analysts with summary and detailed reports, which can be further customized by the analyst.

Netscape
  Caption: Netscape's ECXpert, an Internet commerce solution, has been combined with the Actuate Reporting System to enable the secure and efficient distribution of transactional summaries and business data to Internet-based customers all over the world.

PeopleSoft
  Caption: PeopleSoft has embedded the Actuate Reporting System into its applications in order to provide its customers with rapid response report viewing and the ability to efficiently and securely distribute reports via the Internet.

Siebel
  Caption: Siebel 98 has been seamlessly integrated with the Actuate Reporting System to provide Siebel customers with an interactive, easy-to-use and highly scalable enterprise reporting solution that offers end users immediate access to sales, marketing and customer information.

Vantive
  Caption: Vantive embeds the Actuate Reporting System to provide companies with a unified, strategic view of their customers, by compiling information from front-office applications - sales, marketing, call center and field service - into a single report that can be easily distributed via the Internet.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

  Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects, except in the Financial Statements, the conversion of all outstanding shares of Preferred Stock into Common Stock upon completion of the offering, and (iii) assumes the reincorporation of the Company from California to Delaware before the effective date of this offering, and the associated changes in the Company's charter documents.

                                  THE COMPANY

  Actuate Software Corporation is a leading provider of enterprise reporting solutions that enable organizations to systematically extract, publish and disseminate information across distributed computing environments. The Company develops and markets software products that are designed to allow companies to rapidly design, generate and distribute reports throughout the enterprise, thereby increasing access to and the value of corporate data. Actuate's products have been adopted in a wide variety of industries, including financial services, telecommunications, technology, health care and others. Actuate's customers include companies such as Chase Manhattan, Concert Communications, Manpower, Merck and Toyota Motor Sales, USA. The Company has also established strategic relationships with a number of enterprise application vendors, including PeopleSoft, Siebel and Vantive, all of which embed the Company's products as part of or as their entire standard reporting solution.

  To succeed in today's increasingly competitive market, businesses must accelerate the rate at which they identify and respond to changing business conditions. An organization's success is, to a large extent, dependent upon its ability to rapidly collect, organize and distribute information to make effective business decisions. Reports are the primary means in virtually all organizations by which critical business information is distributed and used by employees, customers and suppliers. Other products such as On-line Analytical Processing ("OLAP") and query tools generally serve as supplements to core reporting systems and are only utilized by a small number of users for very distinct and specialized data analysis. Historically, most reports have been paper-based, designed using legacy computer languages such as COBOL and delivered to users through physical means such as handcarts, inter-office mail and the postal service.

  Over the past decade, there has been a dramatic migration of critical corporate information from mainframe computer systems to distributed computing environments. This transition has been driven largely by the widespread emergence and adoption of enterprise software applications, data warehouses, corporate intranets and the Internet. Due to this fundamental shift in the way corporations store and manage data, IT departments are now faced with the challenge of providing users with secure access to business information residing in a broad range of distributed systems. The Company believes traditional reporting methods have not kept pace with the technological advancements in application software and relational databases. As a result, it has been extremely difficult for businesses to report information from these systems efficiently, uniformly and securely across a single platform to users within and outside of the organization.

  Due to the shortcomings of traditional reporting methods, the Company believes organizations will increasingly adopt enterprise reporting solutions which allow for the dissemination of information across distributed computing environments. IDC estimates the market for such enterprise reporting solutions will grow to over $900 million by the year 2002.

  The Actuate Reporting System is a scalable, dynamic reporting platform which is designed to allow organizations to replace traditional paper-based and on-line reports with Live Report Documents. Live Report Documents feature rich interactive capabilities, including hyperlinks, context-sensitive help, a dynamic table of contents, and a report query feature. Architected specifically to leverage the functionality of the Internet, the Actuate Reporting System is designed to make reports accessible to an organization's employees, customers and suppliers via corporate intranets and the Internet. Actuate's ReportCast technology can be integrated with Internet or intranet web sites, making it easier for organizations to notify users when corporate information is available. The Actuate Reporting System also facilitates off-line analysis of reports.

  The Actuate Reporting System's server-centric architecture provides the building blocks for an enterprise reporting environment of any size. Actuate's open environment allows developers to create reports from virtually any data source and in virtually any format required by end-users. The Actuate Report Encyclopedia acts as a repository for reports and report components. Actuate's Virtual Report Distribution technology reduces network traffic by minimizing the movement of large reports and data sets. The Actuate Developer Workbench is designed to give developers a complete visual environment for designing, compiling, viewing and debugging sophisticated report designs. The Company began shipping its Actuate Reporting System in January 1996, and the Company's most recent version of the Actuate Reporting System, Version 3.1, began shipping in May 1998.

  The Company's strategy is to be the leading provider of enterprise reporting solutions. Key elements of Actuate's strategy include (i) expanding its market leadership position by establishing strategic relationships with the leading enterprise application vendors, consulting firms and systems integrators, (ii) extending its technology leadership through internal research and development and integration of acquired technologies, (iii) broadening its domestic and international distribution channels, and (iv) increasing its international presence through expanded distribution and product localization.

  The address of the Company's principal executive offices is 999 Baker Way, Suite 270, San Mateo, California 94404 and its telephone number is (650) 425-2300. The Company will reincorporate in Delaware prior to the closing of this offering. Unless otherwise indicated, all references in this Prospectus to the "Company" or "Actuate" refer to Actuate Software Corporation, a Delaware corporation, and its California predecessor. Actuate and the Company's logo are registered trademarks of the Company and Report Encyclopedia, ReportCast, Live Report Document, Live Report Extension and Virtual Report Distribution are trademarks of the Company. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the            2,890,000 shares
 Company............................

Common Stock offered by Selling          110,000 shares
 Stockholders.......................

Common Stock to be outstanding        13,376,017 shares(1)
 after the offering.................

Use of Proceeds.....................  For general corporate purposes, including working capital and capital expenditures.
                                      See "Use of Proceeds".

Proposed Nasdaq National Market       "ACTU"
Symbol..............................

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS
                                          YEARS ENDED               ENDED
                                         DECEMBER 31,             MARCH 31,
                                    -------------------------  ----------------
                                     1995     1996     1997     1997     1998
                                    -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:                                    (UNAUDITED)
Revenues:
 License fees.....................  $   --   $   343  $ 7,542  $ 1,095  $ 3,190
 Services.........................       22      308    1,976      284      873
                                    -------  -------  -------  -------  -------
   Total revenues.................       22      651    9,518    1,379    4,063
                                    -------  -------  -------  -------  -------
Costs of revenues:
 License fees.....................      --       171      647      103      280
 Services.........................       53      305    1,263      195      730
                                    -------  -------  -------  -------  -------
   Total cost of revenues.........       53      476    1,910      298    1,010
                                    -------  -------  -------  -------  -------
Gross profit (loss)...............      (31)     175    7,608    1,081    3,053
Operating expenses:
 Sales and marketing..............      847    2,965    7,366    1,043    2,715
 Research and development.........    1,883    2,731    6,213      926    1,674
 General and administrative.......      240      603    1,317      140      556
                                    -------  -------  -------  -------  -------
   Total operating expenses.......    2,970    6,299   14,896    2,109    4,945
                                    -------  -------  -------  -------  -------
Loss from operations..............   (3,001)  (6,124)  (7,288)  (1,028)  (1,892)
Equity in losses of affiliate and
 write down of loans to affiliate.      --       (25)    (142)     --       --
Interest and other income
 (expense), net...................      166       90       82       (2)      22
                                    -------  -------  -------  -------  -------
Net loss..........................  $(2,835) $(6,059) $(7,348) $(1,030) $(1,870)
                                    =======  =======  =======  =======  =======
Pro forma basic and diluted net
 loss per share(1)................                    $ (0.82)          $ (0.19)
                                                      =======           =======
Shares used in computing pro forma
 basic and diluted net loss per
 share(1).........................                      8,940             9,786
                                                      =======           =======

                                                             MARCH 31, 1998
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(2)
                                                          ------  --------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.............................. $2,386     $28,538
  Working capital (deficit).............................. (5,333)     20,819
  Total assets...........................................  6,785      32,937
  Long-term obligations..................................    102         102
  Stockholders' equity (deficit)......................... (4,134)     22,018

--------
(1) Based on the number of shares outstanding as of March 31, 1998. Excludes
    (i) 905,450 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1994 Stock Option Plan as of March 31, 1998 at a weighted average exercise price of approximately $1.26 per share, (ii) 1,300,000 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan, (iii) 250,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (iv) 200,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors Option Plan. See "Management--Stock Plans" and Notes 8 and 10 of Notes to Financial Statements.
(2) Adjusted to reflect the sale of shares of Common Stock by the Company at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization".

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in this section and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY

  The Company incurred net losses of $6.1 million and $7.3 million in fiscal 1996 and 1997, respectively, and $1.9 million for the three months ended March 31, 1998. As of March 31, 1998, the Company had an accumulated deficit of approximately $18.9 million and a working capital deficit of approximately $5.3 million. Given the Company's history of net losses, there can be no assurance of revenue growth or profitability on a quarterly or annual basis in the future. While the Company achieved significant quarter-to-quarter revenue growth in fiscal 1997 and in the three months ended March 31, 1998, there can be no assurance that the Company's revenues will increase in future periods. In addition, the Company intends to increase its operating expenses significantly in future periods; therefore, the Company's operating results in the future will be adversely affected if revenues do not increase. Future operating results will depend on many factors, including, among others, demand for and acceptance of the Company's products and services, including ongoing acceptance of maintenance and other services purchased by existing customers, continued successful relationships and the establishment of new relationships with enterprise application vendors, the level of product and price competition from existing and new competitors, the ability of the Company to control costs and to develop, market and deploy new products, the ability of the Company to expand its direct sales force and indirect distribution channels both domestically and internationally, the Company's success in attracting and retaining key personnel, the growth of the market for enterprise reporting and the ability of the Company to successfully integrate technologies and businesses it may acquire in the future. The Company was founded in November 1993 and began shipping its Actuate Reporting System in January 1996. Accordingly, the Company has a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. There can be no assurance that the Company will be successful in addressing such risks, and the failure to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company's limited operating history and the susceptibility of the Company's operating results to significant fluctuations makes any prediction of future operating results unreliable. In addition, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's operating results have in the past, and may in the future, vary significantly due to factors such as demand for the Company's products, the size and timing of significant orders and their fulfillment, sales cycles of the Company's indirect channel partners, product life cycles, changes in pricing policies by the Company or its competitors, changes in the Company's level of operating expenses and its ability to control costs, budgeting cycles of its customers, software defects and other product quality problems, hiring needs and personnel changes, the pace of international expansion, changes in the Company's sales incentive plans, continued successful relationships and the establishment of new relationships with enterprise application vendors, the impact of consolidation by competitors and indirect channel partners, and general domestic and international economic and political conditions. In addition, the Company may, in the future, experience fluctuations in its gross and operating margins due to changes in the mix of domestic and international revenues and changes in the mix of direct sales and indirect sales, as well as changes in the mix among the indirect channels through which the Company's products are offered.

  A significant portion of the Company's total revenues in any given quarter are derived from existing customers. The Company's future profitability is substantially dependent upon the Company's ability to increase revenues from license fees and services from existing customers, to increase the quotas of its sales employees, to have such employees achieve or exceed such quotas and to increase the average size of its orders. To the extent that such increases do not occur in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. Because its software products are typically shipped shortly after orders are received, revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. Accordingly, revenues for any future quarter are difficult to predict. Revenues from license fees are also difficult to forecast because the market for enterprise reporting is rapidly evolving, and because the sales cycle for the Company's products varies substantially from customer to customer and by distribution channel and may increase in the future. The Company's expense levels and plans for expansion, including its plans to significantly increase its sales and marketing and research and development efforts, are based in significant part on the Company's expectations of future revenues and are relatively fixed in the short-term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Consequently, if total revenue levels are below expectations, the Company's business, operating results and financial condition are likely to be adversely and disproportionately affected.

  Based upon all of the factors described above, the Company has limited ability to forecast future revenues and expenses, and it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

EXPANDING DISTRIBUTION CHANNELS AND RELIANCE ON THIRD PARTIES

  To date, the Company has sold its products principally through its direct sales force, as well as through indirect sales channels, such as enterprise application vendors, resellers and distributors. Of the Company's revenues from license fees in 1997 and the three months ended March 31, 1998, approximately 38% and 39%, respectively, resulted from sales through indirect channel partners. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with enterprise application vendors, resellers and distributors. In particular, a significant element of the Company's strategy is to embed its technology in products offered by enterprise application vendors for resale to such vendors' customers and end users. The Company intends to seek additional distribution arrangements with other enterprise application vendors to embed the Company's technology in their products and expects that these arrangements will continue to account for a significant portion of the Company's revenues in future periods. The Company's future success will depend on the ability of its indirect channel partners to sell and support the Company's products. To the extent that the sales and implementation cycles of the Company's indirect channel partners are lengthy or variable in nature, that the Company's enterprise application vendors experience difficulties embedding the Company's technology into their products or that the Company fails to train the sales and customer support personnel of such indirect channel partners in a timely fashion, the Company's business, operating results and financial condition could be materially adversely affected.

  Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and to develop relationships with enterprise application vendors, resellers and distributors, the Company has at times experienced and continues to experience difficulty in recruiting qualified sales personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels, secure license agreements with additional enterprise application vendors on commercially reasonable terms or at all, or otherwise further develop its relationships with enterprise application vendors, resellers and distributors or that any such expansion or additional license agreements would result in an increase in revenues. Any inability by the Company to maintain existing or establish new relationships with indirect channel partners or, if such efforts are successful, a failure of the Company's revenues to increase correspondingly with expenses incurred in pursuing such relationships, would materially and adversely affect the Company's business, operating results and financial condition. See "Business--Sales, Marketing and Services".

DEPENDENCE ON GROWTH OF MARKET FOR ENTERPRISE REPORTING; RISKS ASSOCIATED WITH THE SOFTWARE INDUSTRY

  The market for enterprise reporting software products is still emerging and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will adopt the Company's products. To date, all of the Company's revenues have been derived from licenses for its enterprise reporting software and related products and services, and the Company expects this to continue for the foreseeable future. The Company has spent, and intends to continue spending, considerable resources educating potential customers and indirect channel partners about enterprise reporting and the Company's products. However, there can be no assurance that such expenditures will enable the Company's products to achieve any significant degree of market acceptance, and if the market for enterprise reporting products fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially adversely affected.

  In addition, the software industry has historically experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which management information systems budgets often decrease. Such a change in economic conditions could result in a slow down of the purchase of enterprise reporting products. As a result, the Company's business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of buying patterns and general economic conditions in the software industry.

COMPETITION

  The market in which the Company competes is intensely competitive and characterized by rapidly changing technology and evolving standards. Competition for the Company's products comes in four principal forms: (i) direct competition from current or future vendors of reporting solutions such as Seagate Software, Inc. (a division of Seagate Technology, Inc.) and SQRIBE Technologies, Inc.; (ii) indirect competition from vendors of OLAP and query tools such as Arbor Software Corp., Business Objects S.A., Cognos, Inc. and Microsoft Corp. ("Microsoft") that integrate reporting functionality with such tools; (iii) indirect competition from enterprise application vendors such as SAP Atkiengesellschaft ("SAP") and Oracle Corp. ("Oracle"), to the extent they include reporting functionality in their applications, and (iv) competition from the information systems departments of current or potential customers that may develop reporting solutions internally which may be cheaper and more customized than the Company's products. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. Also, most current and potential competitors, including companies such as Oracle and Microsoft, have greater name recognition and the ability to leverage significant installed customer bases. These companies could integrate competing enterprise reporting software with their products, resulting in a loss of market share for the Company. The Company expects additional competition as other established and emerging companies enter the enterprise reporting software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

  Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the enterprise reporting needs of the Company's prospective customers. The Company's current or future enterprise application vendors and other indirect channel partners have in the past, or may in the future, establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain revenues from license fees from new or existing customers, and service revenues from existing customers on terms favorable to the Company. Further, competitive pressures may require the Company to reduce the price of its software. In either case, the Company's business, financial condition, and operating results would be materially adversely affected. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OF CERTAIN INTERNATIONAL
DISTRIBUTORS

  The Company is a party to agreements with its Japanese distributor and the parent company of its French, German and United Kingdom distributors (the "International Distributors"), under which the Company is likely to (and under certain circumstances, would bear substantial financial penalties if it did not) acquire such International Distributors at some point in the future. In connection with any such acquisition, the Company would be required to pay a purchase price (equal to at least such distributor's last twelve months' revenues as of the date of such acquisition) in registered shares of the Company's Common Stock or in cash, which may have the effect of diluting existing stockholders, adversely affecting the price of the Company's Common Stock or reducing the available cash for working capital and other purposes. At present, the Company is unable to predict the accounting treatment of any such acquisitions, in part because it is unclear what accounting regulations, conventions or interpretations may prevail in the future. If any such acquisition is accounted for by the Company as a "purchase" transaction (as opposed to a pooling of interests), it could cause the Company to recognize substantial goodwill and other intangible asset amortization charges in the quarters and fiscal years immediately following the date on which such an acquisition is effected, depending upon the purchase price paid by the Company for such acquisition. As a result, if the acquisition is accounted for as a "purchase" transaction, it could have a material adverse effect on reported earnings per share during these periods in which the Company records the amortization of intangible assets acquired. Finally, any such acquisition would require substantial management attention, impose costs on the Company associated with integrating the acquired entities, require the Company to coordinate sales and marketing efforts with the acquired companies and subject the Company to additional, and potentially substantial, regulation as an owner of foreign subsidiaries, any of which could have a material adverse effect on the business, operating results and financial condition of the Company. See "Certain Transactions".

RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON PRODUCT DEVELOPMENT

  The market for the Company's products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete and unmarketable. The Company believes that its future success will depend in large part on its ability to support current and future releases of popular operating systems, databases and enterprise software applications, to maintain and improve its current product line, to timely develop new products that achieve market acceptance, to maintain technological competitiveness and to meet an expanding range of customer requirements. There can be no assurance that the announcement or introduction of new products by the Company or its competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on the Company's business, operating results and financial condition. As a result of the complexities inherent in enterprise reporting, major new products and product enhancements can require long development and testing periods. In addition, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced versions of the Company's products. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could have a material adverse effect on the Company's business, operating results and financial condition. Any failure by the Company to successfully develop, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements or of such new products and product enhancements to achieve market acceptance would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Research and Development".

LENGTHY AND VARIABLE SALES CYCLES

  The purchase of the Company's products by its end user customers for deployment within a customer's organization typically involves a significant commitment of capital and other resources, and is therefore subject to delays that are beyond the Company's control, such as the customers' internal procedures to approve large capital expenditures, budgetary constraints and the testing and acceptance of new technologies that affect key operations. While the sales cycle for an initial order of the Company's products is typically 3 to 6 months and the sales cycle associated with a follow-on large scale deployment of the Company's products typically extends for another 6 to 9 months or longer, there can be no assurance that the Company will not experience longer sales cycles in the future. Additionally, sales cycles for sales of the Company's software products to enterprise application vendors tend to be longer, ranging from 6 to 24 months or more (not including the sales and implementation cycles of such vendors' own products, which are typically significantly longer than the Company's sales and implementation cycles) and involve convincing the vendor's entire organization that the Company's products are the appropriate reporting solution for the application. Certain of the Company's customers have in the past, or may in the future, experience difficulty completing the initial implementation of the Company's products. Any difficulties or delays in the initial implementation at the Company's customer sites or those of its indirect channel partners, could cause such customers to reject the Company's software or lead to the delay or non-receipt of future orders for the large-scale deployment of the Company's products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Fluctuations in Quarterly Operating Results", "--Expanding Distribution Channels and Reliance on Third Parties" and "Business--Sales, Marketing and Services".

MANAGEMENT OF GROWTH; DEPENDENCE ON AND NEED FOR ADDITIONAL QUALIFIED
PERSONNEL

  The Company has recently experienced a significant expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. From January 1997 through March 1998, the Company increased its headcount from 38 to 114 full-time employees. Furthermore, significant increases in the number of employees are anticipated in 1998 and future periods. In particular, the Company currently plans to expand the number of employees in sales and marketing, customer support and research and development. This growth has resulted, and will continue to result, in new and increased responsibilities for management personnel and may place a strain upon the Company's management, operating and financial systems and resources. The Company expects that an expansion of its international operations will lead to increased financial and administrative demands associated with managing an increasing number of relationships with foreign partners and customers and expanded treasury functions to manage foreign currency risks. The Company's future operating results will also depend on its ability to further develop indirect channels and expand its support organization to accommodate growth in the Company's installed base. The failure of the Company to manage its expansion effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "--Failure to Expand and Risks Associated with International Sales and Operations", "Business--Employees" and "Management".

  The Company's success depends to a significant degree upon the efforts of certain key management, marketing, customer support and research and development personnel. The Company believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, the Company faces intense competition for such personnel, and the Company has experienced and will continue to experience difficulty in recruiting qualified personnel, particularly in the San Francisco Bay Area, where the employment market for qualified sales, marketing and engineering personnel is extremely competitive. There can be no assurance that the Company will be successful in attracting, assimilating or retaining qualified personnel in the future. The loss of the services of one or more of the Company's key personnel, particularly the Company's executive officers, or the failure to attract and retain additional qualified personnel, could have a material and adverse effect on the Company's business, operating results and financial condition. See "Business--Employees" and "Management".

FAILURE TO EXPAND AND RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS

  During 1996, 1997 and the three months ended March 31, 1998, the Company derived 6%, 2% and 3% of its total revenues, respectively, from sales outside the United States. The Company's ability to achieve revenue growth in the future will depend in large part on its success in increasing revenues from international sales. Although the Company intends to continue to invest significant resources to expand its sales and support operations outside the United States and to enter additional international markets, there can be no assurance that such efforts will be successful. In order to successfully expand international sales, the Company must establish additional foreign operations, expand its international channel management and support organizations, hire additional personnel, recruit additional international distributors and increase the productivity of existing international distributors. To the extent that the Company is unable to do so in a timely and cost-effective manner, the Company's business, operating results and financial condition could be materially adversely affected.

  The Company's international operations are generally subject to a number of risks, including costs of localizing products for foreign countries, trade laws and business practices favoring local competition, dependence on local vendors, compliance with multiple, conflicting and changing government laws and regulations, longer sales and payment cycles, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, foreign currency exchange rate fluctuations, multiple and conflicting tax laws and regulations and political and economic instability, including recent economic conditions in Asia. Because substantially all of the Company's international revenues and costs, with the exception of sales in Japan, have been denominated to date in U.S. dollars, increases in the value of the United States dollar could increase the price of the Company's products so that they become relatively more expensive to customers in the local currency of a particular country, and result in a reduction in sales and profitability in that country. The Company believes that an increasing portion of the Company's revenues and costs will be denominated in foreign currencies. To the extent such denomination in foreign currencies does occur, gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company's results of operations. Any of the foregoing factors could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company may from time to time undertake foreign exchange hedging transactions to cover a portion of its foreign currency transaction exposure, the Company does not currently attempt to cover any foreign currency exposure, and there can be no assurance that the Company will be successful in any future foreign exchange hedging transactions or that such transactions, if any, will not have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies will need to be upgraded to comply with "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. Although the Company believes that its products are Year 2000 compliant, there can be no assurance that Year 2000 errors or defects will not be discovered in the Company's current and future products. In addition, the Company believes that the purchasing patterns of customers and potential customers may be impacted by Year 2000 issues. Further, many companies are expending significant resources to correct or patch their current software systems. These expenditures of funds may result in reduced funds available to purchase software products such as those offered by the Company. The occurrence of any of such events could have a material adverse effect on the Company's business, results of operations or financial condition. Additionally, to the extent the Company's products are embedded with other companies' products that are not Year 2000 compliant, the Company's reputation in the marketplace and indirect sales of its products by the Company's indirect channel partners could be adversely affected, both of which could result in a material adverse effect on the Company's business, operating results and financial condition. The Company has conducted a preliminary review of its internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Based on this preliminary review, the Company currently has no reason to believe that its internal software systems are not Year 2000 compliant. However, there can be no assurance that Year 2000 errors or defects will not be discovered in the Company's internal computer systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF SOFTWARE DEFECTS; PRODUCT LIABILITY

  Software products as complex as those offered by the Company often contain errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured to individual customer computing systems. The Company currently has known errors and defects in its products. There can be no assurance that, despite testing by the Company, additional defects and errors, including Year 2000 errors, will not be found in current versions, new versions or enhancements of its products after commencement of commercial shipments, any of which could result in the loss of revenues or a delay in market acceptance and thereby have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, there can be no assurance that when the Company's products are deployed enterprise-wide by customers, the Company's products will meet all of the expectations and demands of its customers. See "Business--Research and Development".

  Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. The Company has not experienced any product liability claims to date. However, the sale and support of the Company's products may entail the risks of such claims, which are likely to be substantial in light of the use of the Company's products in business-critical applications. A product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products and Technology" and "--Research and Development".

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT

  The Company has one issued U.S. patent and one U.S. patent pending and relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, the Company licenses its software pursuant to shrinkwrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its intellectual property, including requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and restricting access to the Company's source code. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

  Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. Any failure by the Company to meaningfully protect its intellectual property could have a material adverse effect on the Company's business, operating results and financial condition.

  To date, the Company has not been notified that its products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects enterprise reporting software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A successful claim of product infringement against the Company and the failure or inability of the Company to license the infringed or similar technology could have a material adverse effect upon the Company's business, operating results and financial condition.

RISK OF CHANGES IN ACCOUNTING STANDARDS

  Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 effective January 1, 1998. Based upon its reading and interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are materially consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidance may necessitate significant changes in the Company's business practices in order for the Company to continue to recognize license fee revenue upon delivery of its software products. Such changes may have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NO PRIOR TRADING MARKET FOR THE COMMON STOCK; POTENTIAL VOLATILITY OF STOCK
PRICE

  Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiation among the Company and the representatives of the Underwriters, and may not be indicative of the price that will prevail in the open market. The market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, changes in the economic conditions in the United States and abroad, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Underwriting".

CONTROL OF COMPANY BY EXISTING STOCKHOLDERS

  Upon the consummation of this offering (based on 10,486,017 shares outstanding as of March 31, 1998), the executive officers and directors of the Company and their affiliates in the aggregate will beneficially own approximately 56.5% of the outstanding Common Stock (53.2% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders".

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

  The Company's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), and Bylaws, as amended and restated ("Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock and eliminating the ability of stockholders to act by written consent. In addition, certain provisions of Delaware law and the Company's 1998 Equity Incentive Plan may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. The anti-takeover effect of these provisions may also have an adverse effect on the public trading price of the Company's Common Stock. See "Management--Stock Plans", "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law".

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of Common Stock after the offering could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the offering, the Company will have outstanding 13,376,017 shares of Common Stock (13,626,017 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after March 31, 1998. Of these shares, the 3,000,000 shares offered hereby (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. The remaining 10,376,017 shares of Common Stock outstanding upon completion of the offering will be "restricted securities" as that term is defined in Rule 144 (assuming no exercise of the Underwriters' over-allotment option).

  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from the registration under Rule 144, 144(k) or 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:
10,376,017 shares will be eligible for sale upon expiration of lock-up agreements between certain stockholders of the Company and the representatives of the Underwriters and contractual obligations between certain stockholders and the Company beginning 180 days after the date of this Prospectus, 8,616,337 of which shares shall initially be subject to the volume and manner of sale restrictions under Rule 144. In addition to the foregoing, as of March 31, 1998, there were outstanding under the 1998 Equity Incentive Plan and its predecessor plan, options to purchase an aggregate of 905,450 shares of Common Stock. The shares underlying such options will be eligible for sale upon expiration of the lock-up provisions contained in the Plan and its predecessor plan (the "Plan Stand-off Agreements") beginning 180 days after the date of this Prospectus, subject in certain cases to such shares underlying outstanding options becoming eligible for sale more than 180 days after the date of this Prospectus as such options vest. The Company has agreed not to release shares from the lock-up provisions of the Plan Stand-Off Agreements without the prior written consent of Goldman, Sachs & Co. In addition, the Company intends to register, following this offering, approximately 2,655,450 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's stock and option plans. Further, certain stockholders holding approximately 6,489,732 shares of Common Stock are entitled to demand registration of their shares of Common Stock. By exercising their demand registration rights, such stockholders could cause a large number of securities to be registered and sold in the public market, which could have an adverse effect on the market price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale".

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price will be substantially higher than the book value per share of the outstanding Common Stock. As a result, investors purchasing Common Stock in this offering will incur immediate and substantial dilution. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution" and "Shares Eligible for Future Sale".

UNCERTAINTY AS TO USE OF PROCEEDS

  The primary purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock and to facilitate future access to public markets. As of the date of this Prospectus, the Company has no specific plans for the use of the net proceeds from this offering other than for general corporate purposes, including working capital and capital expenditures. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. Pending any such uses, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "--Risks Associated with Potential Acquisitions of Certain International Distributors", "Use of Proceeds" and "Certain Transactions".

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,890,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $10.00 per share, are estimated to be $26.2 million ($28.5 million if the Underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The primary purposes of this offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock and to facilitate future access to public markets. As of the date of this Prospectus, the Company has no specific plans to use the net proceeds from this offering other than as set forth below.

  The Company expects to use the net proceeds of the offering for general corporate purposes, including working capital and capital expenditures. Furthermore, from time to time the Company expects to evaluate the acquisition of products, technologies and businesses, including the potential acquisition of certain international distributors, that complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements to use any of the net proceeds of this offering with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, the Company plans to invest the net proceeds in short-term, interest-bearing, investment-grade obligations. See "Risk Factors--Risks Associated with Potential Acquisitions of Certain International Distributors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions".

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company anticipates that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. In addition, the terms of the Company's line of credit prohibits the payment of cash dividends without the lender's consent. See Note 10 of Notes to Financial Statements.

                                CAPITALIZATION

  The following table sets forth the total capitalization of the Company as of March 31, 1998, (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering and (iii) on a pro forma basis as adjusted to reflect the sale of the shares of Common Stock offered hereby (at an assumed initial offering price of $10.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds". This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                        MARCH 31, 1998
                                                --------------------------------
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Capital lease obligations, current portion..... $    113  $    113    $    113
                                                ========  ========    ========
Capital lease obligations, less current
 portion....................................... $    102  $    102    $    102
Stockholders' equity (deficit):
  Convertible preferred stock: $0.001 par
   value, 10,939,464 shares authorized,
   6,489,732 shares outstanding, actual;
   5,000,000 shares authorized, no shares
   outstanding, pro forma and as adjusted......        6       --          --
  Common stock: $0.001 par value, 20,000,000
   shares authorized, 3,996,285 shares
   outstanding, actual; 35,000,000 shares
   authorized, 10,486,017 shares outstanding,
   pro forma; 35,000,000 shares authorized,
   13,376,017 shares outstanding as
   adjusted(1).................................        4        10          13
  Additional paid-in capital...................   15,054    15,054      41,203
  Note receivable from officer.................      (40)      (40)        (40)
Deferred stock compensation....................     (209)     (209)       (209)
Accumulated deficit............................  (18,949)  (18,949)    (18,949)
                                                --------  --------    --------
Total stockholders' equity (deficit)...........   (4,134)   (4,134)     22,018
                                                --------  --------    --------
    Total capitalization....................... $ (4,032) $ (4,032)     22,120
                                                ========  ========    ========

--------
(1) Excludes (i) 905,450 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1994 Stock Option Plan as of March 31, 1998 at a weighted average exercise price of approximately $1.26 per share, (ii) 1,300,000 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan, (iii) 250,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (iv) 200,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors Option Plan. See "Management--Stock Plans" and Notes 8 and 10 of Notes to Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of March 31, 1998, giving effect to the conversion of all outstanding shares of Preferred Stock into 6,489,732 shares of Common Stock upon the closing of this offering, was a deficit of $4.1 million, or approximately $(0.39) per share. "Pro forma net tangible book value" per share represents the amount of total tangible assets of the Company less total liabilities, divided by the 10,486,017 shares of Common Stock outstanding. Dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the offering. After giving effect to the sale of 2,890,000 shares of Common Stock in this offering at an assumed initial public offering price of $10.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $22 million or $1.65 per share. This represents an immediate increase in pro forma net tangible book value of $2.04 per share to existing stockholders and an immediate dilution of $8.35 per share to purchasers of Common Stock in the offering. The following table illustrates this per share dilution:

Initial public offering price per share..........................         $10.00
                                                                          ------
  Pro forma net tangible book value (deficit) per share as of
   March 31, 1998................................................ $(0.39)
                                                                  ------
  Increase per share attributable to new investors(1)............ $ 2.04
                                                                  ------
Pro forma net tangible book value per share after this
 offering(2).....................................................         $ 1.65
                                                                          ------
Dilution per share to new investors..............................         $ 8.35
                                                                          ------

  The following table summarizes, on a pro forma basis as of March 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by the new investors (before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) at an assumed initial offering price of $10.00 per share.

                            SHARES PURCHASED(3)    TOTAL CONSIDERATION  AVERAGE
                            ------------------------------------------   PRICE
                              NUMBER     PERCENT     AMOUNT    PERCENT PER SHARE
                            ------------ --------------------- ------- ---------
Existing stockholders......   10,486,017       78% $14,700,000     34%  $ 1.40
New stockholders...........    2,890,000       22  $28,900,000     66   $10.00
                            ------------  -------  -----------  -----
  Totals...................   13,376,017    100.0% $43,600,000  100.0%
                            ------------  -------  -----------  -----

--------
(1) Does not give effect to the exercise of the Underwriters' over-allotment option.
(2) After deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $2.7 million payable by the Company.
(3) Excludes (i) 905,450 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1994 Stock Option Plan as of March 31, 1998, at a weighted average exercise price of approximately $1.26 per share, (ii) 1,300,000 shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan, (iii) 250,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan and (iv) 200,000 shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors Option Plan. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and Notes 8 and 10 of Notes to Consolidated Financial Statements.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and with the Financial Statements and Notes thereto which are included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 are derived from the audited Financial Statements included elsewhere in this Prospectus. The balance sheet data as of December 31, 1995 is derived from audited financial statements that are not included in this Prospectus. The statement of operations data for the three months ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998, are derived from unaudited financial statements included elsewhere in this Prospectus, and in the opinion of the Company, include all adjustments, consisting solely of normal recurring accruals, which are necessary to present fairly the data for such period and as of such date. The statement of operations data for the period from inception (November 1993) to December 31, 1994 and the balance sheet data at December 31, 1994 are derived from unaudited financial statements not included in this prospectus. Historical results are not necessarily indicative of results in the future, and the results for interim periods are not necessarily indicative of results to be expected for the entire year.

                           INCEPTION                               THREE MONTHS
                            THROUGH          YEARS ENDED               ENDED
                          DECEMBER 31,      DECEMBER 31,             MARCH 31,
                          ------------ -------------------------  ----------------
                              1994      1995     1996     1997     1997     1998
                          ------------ -------  -------  -------  -------  -------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License fees...........     $  --     $   --   $   343  $ 7,542  $ 1,095  $ 3,190
 Services...............        --          22      308    1,976      284      873
                             ------    -------  -------  -------  -------  -------
   Total revenues.......        --          22      651    9,518    1,379    4,063
                             ------    -------  -------  -------  -------  -------
Cost of revenues:
 License fees...........        --         --       171      647      103      280
 Services...............        --          53      305    1,263      195      730
                             ------    -------  -------  -------  -------  -------
   Total cost of
    revenues............        --          53      476    1,910      298    1,010
                             ------    -------  -------  -------  -------  -------
Gross profit (loss).....        --         (31)     175    7,608    1,081    3,053
Operating expenses:
 Sales and marketing....        118        847    2,965    7,366    1,043    2,715
 Research and
  development...........        635      1,883    2,731    6,213      926    1,674
 General and
  administrative........        102        240      603    1,317      140      556
                             ------    -------  -------  -------  -------  -------
   Total operating
    expenses............        855      2,970    6,299   14,896    2,109    4,945
                             ------    -------  -------  -------  -------  -------
Loss from operations....       (855)    (3,001)  (6,124)  (7,288)  (1,028)  (1,892)
Equity in losses of
 affiliate and write
 down of loans to
 affiliate..............        --         --       (25)    (142)     --       --
Interest and other
 income (expense), net..         18        166       90       82       (2)      22
                             ------    -------  -------  -------  -------  -------
Net loss................     $ (837)   $(2,835) $(6,059) $(7,348) $(1,030) $(1,870)
                             ======    =======  =======  =======  =======  =======
Basic and diluted net
 loss per share(1)......     $(0.32)   $ (1.09) $(2.21)  $ (2.52) $ (0.38) $ (0.57)
                             ======    =======  =======  =======  =======  =======
Weighted average shares
 outstanding used in per
 share calculation(1)...      2,580      2,591    2,741    2,920    2,723    3,296
                             ======    =======  =======  =======  =======  =======
Pro forma basic and
 diluted net loss per
 share(1)(2)............                                 $ (0.82)          $ (0.19)
                                                         =======           =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(2)...............                                   8,940             9,786
                                                         =======           =======

                                              DECEMBER 31,
                                      ------------------------------  MARCH 31,
                                       1994   1995   1996     1997      1998
                                      ------ ------ -------  -------  ---------
                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............ $   59 $1,252 $ 1,040  $ 2,901   $ 2,386
Working capital (deficit)............  3,628    637  (1,564)  (3,424)   (5,333)
Total assets.........................  3,690  1,710   3,664    7,481     6,785
Long-term obligations, less current
 portion.............................    --     144     213      124       102
Stockholders' equity (deficit).......  3,683    870  (1,191)  (2,308)   (4,134)

-------
(1) See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing net loss per share.
(2) Pro forma basic and diluted net loss per share reflects the conversion of all outstanding Preferred Stock into Common Stock upon completion of this offering.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following description of the Company's financial condition and results of operations should be read in conjunction with the information included elsewhere in this Prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Actuate Software Corporation is a leading provider of enterprise reporting solutions that enable organizations to systematically extract, publish and disseminate information across distributed computing environments. The Company began shipping its Actuate Reporting System in January 1996, and the Company's most recent version of the Actuate Reporting System, Version 3.1, began shipping in May 1998. The Company had net losses of $6.1 million and $7.3 million in 1996 and 1997, respectively, and a net loss of $1.9 million for the three months ended March 31, 1998, and had an accumulated deficit of approximately $18.9 million as of March 31, 1998.

  The Company sells software products through two primary means: (i) directly to end user customers through its direct sales force and (ii) through indirect channel partners such as enterprise application vendors, resellers and distributors. Enterprise application vendors generally integrate the Company's products with their applications and either embed them into their products or resell them with their products. The Company's other indirect channel partners resell the Company's software products to end user customers. The Company's revenues are derived primarily from license fees for software products and, to a lesser extent, fees for services relating to such products, including software maintenance and support, training and consulting.

  License fee revenues from sales of software products directly to end user customers are recognized as revenue after execution of a license agreement or receipt of a definitive purchase order and shipment of the product, provided no significant vendor obligations remain and collection of the resulting receivables is deemed probable. The Company's products do not require significant customization. The majority of license fee revenues from direct sales to end user customers is from sales of specific individual products to such customers and is recognized upon shipment of the applicable product. Advance payments from end user customers, in arrangements in which the end user customer has the right to future unspecified products, are deferred and recognized as revenue ratably over the estimated term of the period, typically one year, during which the end user is entitled to receive the products.

  License arrangements with indirect channel partners such as enterprise application vendors, resellers and distributors generally take the form of either (i) fixed price arrangements in which the contracting entity has the right to the unlimited usage and resale of the licensed software for a specified term and pursuant to which license fee revenue is deferred and recognized on a straight-line basis over the term of the license agreement or
(ii) arrangements pursuant to which a royalty is paid to the Company, which the Company recognizes as revenue based on the enterprise application vendor's sell-through of the Company's product.

  Service revenues are primarily comprised of revenue from maintenance agreements, training and consulting fees. Revenue from maintenance agreements is deferred and recognized on a straight-line basis as service revenue over the term of the related agreement, which is typically one year. Service revenues from training and consulting services are recognized upon completion of the work to be performed.

  Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). The Company adopted SOP 97-2 effective January 1, 1998. Based upon its reading and interpretation of SOP 97-2 and SOP 98-4, the Company believes its current revenue recognition policies and practices are materially consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in the Company's current revenue accounting practices, and such changes could materially adversely affect the Company's future revenue and earnings. Such implementation guidance may necessitate significant changes in the Company's business practices in order for the Company to continue to recognize license fee revenue upon delivery of its software products. Such changes may have a material adverse effect on the Company's business, operating results and financial condition.

  The Company to date has sold its products internationally primarily through distributors located in the United Kingdom, France, Germany, Japan, the Philippines, Singapore, South Africa and the Netherlands. During 1996, 1997 and the three months ended March 31, 1998, the Company derived 6%, 2% and 3% of its total revenues, respectively, from sales outside the United States. The Company's ability to achieve revenue growth in the future will depend in large part on its success in increasing revenues from international sales. Although the Company intends to continue to invest significant resources to expand its sales and support operations outside the United States and to enter additional international markets, there can be no assurance that such efforts will be successful. In order to successfully expand international sales, the Company must establish additional foreign operations, expand its international channel management and support organizations, hire additional personnel, recruit additional international distributors and increase the productivity of existing international distributors. To the extent that the Company is unable to do so in a timely and cost-effective manner, the Company's business, operating results and financial condition could be materially adversely affected. The Company is a party to agreements with its Japanese distributor and the parent company of its French, German and United Kingdom distributors, under which the Company is likely to (and under certain circumstances, would bear substantial financial penalties if it did not) acquire such International Distributors at some point in the future. In connection with any such acquisition, the Company would be required to pay a purchase price (equal to at least such distributor's last twelve months' revenues as of the date of such acquisition) in registered shares of the Company's Common Stock or in cash, which may have the effect of diluting existing stockholders, adversely affecting the price of the Company's Common Stock or reducing the available cash for working capital and other purposes. At present, the Company is unable to predict the accounting treatment of any such acquisitions, in part because it is unclear what accounting regulations, conventions or interpretations may prevail in the future. If any such acquisition is accounted for by the Company as a "purchase" transaction (as opposed to a pooling of interests), it could cause the Company to recognize substantial goodwill and other intangible asset amortization charges in the quarters and fiscal years immediately following the date on which such an acquisition is effected, depending upon the purchase price paid by the Company for such acquisition. As a result, if the acquisition is accounted for as a "purchase" transaction, it could have a material adverse effect on reported earnings per share during these periods in which the Company records the amortization of intangible assets acquired. Finally, any such acquisition would require substantial management attention, impose costs on the Company associated with integrating the acquired entities, require the Company to coordinate sales and marketing efforts with the acquired companies and subject the Company to additional, and potentially substantial, regulation as an owner of foreign subsidiaries, any of which could have a material adverse effect on the business, operating results and financial condition of the Company. See "Certain Transactions".

  The Company's limited operating history makes the prediction of future operating results difficult and unreliable. In addition, given its limited operating history and recent rapid growth, historical growth rates in the Company's revenues should not be considered indicative of future revenue growth rates or operating results. There can be no assurance that any of the Company's business strategies will be successful or that the Company will be able to achieve profitability on a quarterly or annual basis. See "Risk Factors--Limited Operating History; Lack of Profitability" and "--Fluctuations in Quarterly Operating Results".

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated (The statement of operations data as a percentage of total revenue is not included for the period ended December 31, 1995 because revenues in 1995 were negligible and therefore the Company believes such data is not meaningful):

                                            YEARS ENDED       THREE MONTHS
                                           DECEMBER 31,      ENDED MARCH 31,
                                           ---------------   ------------------
                                            1996     1997     1997       1998
                                           ------   ------   -------    -------
Revenues:
  License fees............................     53 %    79 %       79 %       79 %
  Services................................     47      21         21         21
                                           ------   -----    -------    -------
    Total revenues........................    100     100        100        100
                                           ------   -----    -------    -------
Cost of revenues:
  License fees............................     26       7          8          7
  Services................................     47      13         14         18
                                           ------   -----    -------    -------
    Total cost of revenues................     73      20         22         25
                                           ------   -----    -------    -------
Gross profit..............................     27      80         78         75
                                           ------   -----    -------    -------
Operating expenses:
  Sales and marketing.....................    455      78         76         67
  Research and development................    420      65         67         41
  General and administrative..............     93      14         10         14
                                           ------   -----    -------    -------
    Total operating expenses..............    968     157        153        122
                                           ------   -----    -------    -------
Loss from operations......................   (941)    (77)       (75)       (47)
Equity in losses of affilate and write
 down of loans to affiliate...............     (4)     (1)        --         --
Interest and other income (expense), net..     14       1         --          1
                                           ------   -----    -------    -------
Net loss..................................   (931)%   (77)%      (75)%      (46)%
                                           ======   =====    =======    =======

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

 REVENUES

  Total revenues increased 195% from $1.4 million for the three months ended March 31, 1997 to $4.1 million for the three months ended March 31, 1998.

  LICENSE FEES. Revenues from license fees increased 191% from $1.1 million for the three months ended March 31, 1997 to $3.2 million for the three months ended March 31, 1998. The increase was the result of increased sales to new customers and increased follow-on sales to existing customers primarily as a result of the release of Version 3.0 of the Actuate Reporting System in the fourth quarter of 1997 and to a lesser extent increases in average selling prices for the Company's products. Revenues from license fees from the Company's indirect channel partners, including enterprise application vendors, resellers and distributors, accounted for 36% and 39% of total revenues from license fees for the three months ended March 31, 1997 and 1998, respectively.

  SERVICES. Services revenues increased 207% from $284,000 for the three months ended March 31, 1997 to $873,000 for the three months ended March 31, 1998. The increase was primarily due to increases in maintenance and support contracts associated with higher license fee revenues and, to a lesser extent, increases in training and consulting revenues related to increases in the Company's installed customer base.

 COST OF REVENUES

  LICENSE FEES. Cost of revenues from license fees consists primarily of personnel and related costs, and product packaging, documentation and production costs. Cost of revenues from license fees increased from $103,000, or 9.4% of revenues from license fees, for the three months ended March 31, 1997 to $280,000, or 8.8% of revenues from license fees, for the three months ended March 31, 1998. The increase in absolute dollars was primarily due to the increase in the number of licenses sold. The decrease in cost of revenues as a percentage of revenues from license fees was due to improved leverage in personnel and production costs.

  SERVICES. Cost of services revenues consists primarily of personnel and related costs, facilities costs incurred in providing software maintenance and support, training and consulting services, as well as third-party costs incurred in providing training and consulting services. Cost of services revenues increased from $195,000, or 69% of services revenues, for the three months ended March 31, 1997 to $730,000, or 84% of services revenues, for the three months ended March 31, 1998. The increase in absolute dollars and as a percentage of services revenues was primarily due to the increase in the number of personnel resulting from the Company's expansion of its support services as well as an increase in third party training and consulting services.

 OPERATING EXPENSES

  SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, promotional expenses, travel and entertainment and facility expenses. Sales and marketing expenses increased from $1.0 million, or 76% of total revenues, for the three months ended March 31, 1997 to $2.7 million, or 67% of total revenues, for the three months ended March 31, 1998. The increase in absolute dollars was primarily due to the hiring of additional sales and marketing personnel, higher sales commissions associated with increased revenues and increased marketing program expenses. The decrease as a percentage of total revenues was primarily due to increased productivity of the Company's sales force. The Company expects that sales and marketing expenses will continue to increase in absolute dollars in future periods as the Company continues to hire additional sales and marketing personnel, establish additional U.S. sales offices, expand international distribution channels and increase promotional activities.

  RESEARCH AND DEVELOPMENT. Research and development expenses are expensed as incurred and consist primarily of personnel and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. Research and development expenses increased from $926,000, or 67% of total revenues, for the three months ended March 31, 1997 to $1.7 million, or 41% of total revenues, for the three months ended March 31, 1998. The increase in absolute dollars was primarily due to increased personnel and related costs associated with the development of new products, third party consulting fees, the enhancement of existing products, quality assurance and testing, depreciation of capital expenditures and facilities costs. The decrease as a percentage of total revenues was due primarily to increased product sales. The Company believes that a significant level of investment for research and development is essential to maintain product and technical leadership and anticipates that it will continue to devote substantial resources to research and development and that these expenses will increase in absolute dollars in future periods.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel and related costs for finance, human resources, information systems and general management, as well as legal and accounting expenses. General and administrative expenses increased from $140,000, or 10% of total revenues, for the three months ended March 31, 1997 to $556,000, or 14% of total revenues, for the three months ended March 31, 1998. The increases in absolute dollars and as a percentage of total revenues were primarily due to increased personnel and related costs and professional fees necessary to manage and support the Company's growth and facilities expansion. The Company believes that its general and administrative expenses will increase in absolute dollars in future periods as the Company expands its staffing to support continued growth and expanded operations and assumes the reporting responsibilities of a public company.

  DEFERRED COMPENSATION. The Company recorded deferred compensation of approximately $197,000 and $127,000 during 1997 and the three months ended March 31, 1998, respectively, and the Company recorded amortization expense of approximately $90,000 and $25,000, respectively, during these periods. These amounts represent the difference between the exercise price of certain stock option grants and the deemed fair value of the Company's Common Stock at the time of such grants. All such deferred compensation expense has been included in general and administrative expenses. Additional grants in April 1998 have resulted in additional deferred compensation of $229,000. The remaining amounts will be amortized over the corresponding vesting period, generally five years, of each respective option.

 INTEREST AND OTHER INCOME (EXPENSE), NET

  Interest and other income (expense), net, is comprised primarily of interest income earned by the Company on its cash and short-term investments. Interest and other income (expense), net increased from a net expense of $2,000 for the three months ended March 31, 1997 to net income of $22,000 for the three months ended March 31, 1998. The increase was primarily due to the investment of the proceeds from the Company's sale of preferred stock in April 1997 and the interest on such proceeds.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

 REVENUES

  The Company's total revenues increased from $22,000 in 1995 to $651,000 in 1996 and to $9.5 million in 1997.

  LICENSE FEES. Revenues from license fees increased from $343,000 in 1996 to $7.5 million in 1997, primarily due to increased sales to new customers and increased follow-on sales to existing customers and, to a lesser extent, increases in average selling prices for the Company's products. Revenues from license fees from the Company's indirect channel partners, including enterprise application vendors, resellers and distributors, accounted for 50% and 38% of total revenues from license fees for 1996 and 1997, respectively.

  SERVICES. Services revenues increased from $22,000 in 1995 to $308,000 in 1996 and to $2.0 million in 1997, primarily due to increases in maintenance and support and, to a lesser extent, increases in training and consulting revenues related to increases in the Company's installed customer base.

 COST OF REVENUES

  LICENSE FEES. Cost of revenues from license fees increased from $171,000, or 50% of revenues from license fees, in 1996 to $647,000, or 9% of revenues from license fees, in 1997. The increase in absolute dollars was primarily due to the increase in the number of licenses sold. The decrease in cost of revenues as a percentage of revenues from license fees was due to improved leverage in personnel and production costs.

  SERVICES. Cost of services revenues increased from $53,000 in 1995 to $305,000, or 99% of services revenues, in 1996 and to $1.3 million, or 64% of services revenues, in 1997. The year to year increase in absolute dollars was primarily due to increases in the number of personnel resulting from the Company's expansion of its support services as well as increases in third party training and consulting services. The decrease in cost of services revenues in 1997 as a percentage of services revenues was primarily due to a significant increase in services revenues.

 OPERATING EXPENSES

  SALES AND MARKETING. Sales and marketing expenses increased by 250% from $847,000 in 1995 to $3.0 million in 1996 and by 148% to $7.4 million in 1997 primarily due to the hiring of additional sales and marketing personnel, higher sales commissions associated with increased revenues and increased marketing activities.

  RESEARCH AND DEVELOPMENT. Research and development expenses increased by 45% from $1.9 million in 1995 to $2.7 million in 1996 and by 127% to $6.2 million in 1997 primarily due to increased personnel and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing, depreciation of capital expenditures and facilities costs.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 151% from $240,000 in 1995 to $603,000 in 1996 and by 118% to $1.3 million in
1997 primarily due to increases in personnel and related costs and professional fees necessary to manage and support the Company's growth and facilities expansion.

 INTEREST AND OTHER INCOME (EXPENSE), NET

  Interest and other income (expense), net, decreased from $166,000 in 1995 to $90,000 in 1996 and to $82,000 in 1997 primarily due to decreases in cash balances to support continuing operations.

 EQUITY IN LOSSES OF AFFILIATE AND WRITE DOWN OF LOANS TO AFFILIATE

  Equity in losses of affiliate and write down of loans to affiliate totalled $25,000 and $142,000 during 1996 and 1997, respectively. In 1996, the Company made an equity investment of approximately $95,000 in a Japanese company ("Actuate Japan"), which represents approximately 8.3% of the outstanding voting stock of Actuate Japan. This investment is accounted for on the equity basis due to the Company's ability to exercise significant influence over Actuate Japan. During 1996 and 1997 the Company loaned a total of $260,000 to Actuate Japan. The equity investment and remaining outstanding loans were fully written down as of December 31, 1997 due to impairment indicators. See Notes 1 and 2 of Notes to Financial Statements.

PROVISION FOR INCOME TAXES

  As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $14.8 million. The Company also had federal research and development tax credit carryforwards of approximately $300,000 as of December 31, 1997. The net operating loss and credit carryforwards will expire beginning in 2008 through 2012, if not utilized.

  Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See
Note 9 of Notes to Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited statement of operations data for the five quarters ended March 31, 1998, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Financial Statements and Notes thereto.

                                              QUARTER ENDED
                               ------------------------------------------------
                               MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,  MAR. 31,
                                 1997      1997      1997      1997      1998
                               --------  --------  --------  --------  --------
                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
 License fees................  $ 1,095   $ 1,734   $ 2,203   $ 2,510   $ 3,190
 Services....................      284       332       548       812       873
                               -------   -------   -------   -------   -------
 Total revenues..............    1,379     2,066     2,751     3,322     4,063
                               -------   -------   -------   -------   -------
Cost of revenues:
 License fees................      103       104       113       327       280
 Services....................      195       186       338       544       730
                               -------   -------   -------   -------   -------
 Total cost of revenues......      298       290       451       871     1,010
                               -------   -------   -------   -------   -------
Gross profit.................    1,081     1,776     2,300     2,451     3,053
Operating expenses:
 Sales and marketing.........    1,043     1,871     1,988     2,464     2,715
 Research and development....      926     1,578     2,102     1,607     1,674
 General and administrative..      140       273       411       493       556
                               -------   -------   -------   -------   -------
 Total operating expenses....    2,109     3,722     4,501     4,564     4,945
                               -------   -------   -------   -------   -------
Loss from operations.........   (1,028)   (1,946)   (2,201)   (2,113)   (1,892)
Equity losses in affiliate
 and write down of loans to
 affiliate...................      --        --        --       (142)      --
Interest and other income
 (expense), net..............       (2)       32        57        (5)       22
                               -------   -------   -------   -------   -------
Net loss.....................  $(1,030)  $(1,914)  $(2,144)  $(2,260)  $(1,870)
                               =======   =======   =======   =======   =======

                                                  QUARTER ENDED
                                   --------------------------------------------
                                   MAR. 31, JUNE 30, SEP. 30, DEC. 31, MAR. 31,
                                     1997     1997     1997     1997     1998
                                   -------- -------- -------- -------- --------
AS A PERCENTAGE OF TOTAL
 REVENUES:
Revenues:
 License fees....................     79 %     84 %     80 %     76 %     79 %
 Services........................     21       16       20       24       21
                                     ---      ---      ---      ---      ---
 Total revenues..................    100      100      100      100      100
                                     ---      ---      ---      ---      ---
Costs of revenues:
 License fees....................      7        5        4       10        7
 Services........................     15        9       12       16       18
                                     ---      ---      ---      ---      ---
 Total cost of revenues..........     22       14       16       26       25
                                     ---      ---      ---      ---      ---
Gross profit.....................     78       86       84       74       75
Operating expenses:
 Sales and marketing.............     76       91       72       74       67
 Research and development........     67       76       77       48       41
 General and administrative......     10       13       15       16       14
                                     ---      ---      ---      ---      ---
 Total operating expenses........    153      180      164      138      122
                                     ---      ---      ---      ---      ---
Loss from operations.............    (75)     (94)     (80)     (64)     (47)
Equity losses in affiliate and
 write down of loans to affilate.    --       --       --        (4)     --
Interest and other income
 (expense), net..................    --         1        2      --         1
                                     ---      ---      ---      ---      ---
Net loss.........................    (75)%    (93)%    (78)%    (68)%    (46)%
                                     ===      ===      ===      ===      ===

  The Company's revenues have increased each consecutive quarter during the five quarters ended March 31, 1998. Revenues from license fees increased quarter-to-quarter primarily due to increased sales of new and existing products to new customers and increased follow-on sales to existing customers. Service revenues have generally increased quarter-to-quarter along with increases in the Company's installed customer base. Cost of revenues from license fees increased quarter to quarter with the increase in revenues from license fees through the quarter ended September 30, 1997 and increased substantially in absolute dollars and as a percentage of total revenues in the quarter ended December 31, 1997, primarily due to the costs associated with upgrading the Company's installed customer base with the release of Version
3.0 of the Actuate Reporting System. Cost of service revenues generally increased in absolute dollars and as a percentage of total revenues quarter to quarter primarily due to increases in customer support requirements.

  Sales and marketing expenses generally increased in absolute dollars quarter to quarter primarily due to the hiring of additional sales and marketing personnel, higher sales commissions associated with increased revenues and increased marketing expenses. Sales and marketing expenses increased significantly in absolute dollars and as a percentage of total revenues in the quarter ended June 30, 1997 and in absolute dollars in the quarter ended December 31, 1997 primarily due to increases in commissions earned in connection with the closing of a number of large product orders in such periods. Research and development expenses have generally increased in absolute dollars quarter to quarter primarily due to increased personnel and related costs associated with the development of new products, the enhancement of existing products, quality assurance and testing. Research and development expenses increased significantly in absolute dollars in the quarter ended September 30, 1997 primarily due to increased third party consulting expenses related to the release of Version 3.0 of the Actuate Reporting System in the quarter ended December 31, 1997. General and administrative expenses increased in absolute dollars quarter to quarter primarily due to increased personnel and related costs and professional fees necessary to manage and support the Company's growth and facilities expansion.

  The Company's limited operating history and the susceptibility of the Company's operating results to significant fluctuations makes any prediction of future operating results unreliable. In addition, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indications of future performance. The Company's operating results have in the past, and may in the future, vary significantly due to factors such as demand for the Company's products, the size and timing of significant orders and their fulfillment, sales cycles of the Company's indirect channel partners, product life cycles, changes in pricing policies by the Company or its competitors, changes in the Company's level of operating expenses and its ability to control costs, budgeting cycles of its customers, software defects and other product quality problems, hiring needs and personnel changes, the pace of international expansion, changes in the Company's sales incentive plans, continued successful relationships and the establishment of new relationships with enterprise application vendors, the impact of consolidation by competitors and indirect channel partners, and general domestic and international economic and political conditions. In addition, the Company may, in the future, experience fluctuations in its gross and operating margins due to changes in the mix of domestic and international revenues, and changes in the mix of direct sales and indirect sales, as well as changes in the mix among the indirect channels through which the Company's products are offered.

  A significant portion of the Company's total revenues in any given quarter are derived from existing customers. The Company's future profitability is substantially dependent upon the Company's ability to increase revenues from license fees and services from existing customers, to increase the quotas of its sales employees, to have such employees achieve or exceed such quotas and to increase the average size of its orders. To the extent that such increases do not occur in a timely manner, the Company's business, operating results and financial condition would be materially adversely affected. Because its software products are typically shipped shortly after orders are received, revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. Accordingly, revenues for any future quarter are difficult to predict. Revenues from license fees are also difficult to forecast because the market for enterprise reporting is rapidly evolving, and because the sales cycle for the Company's products varies substantially from customer to customer and by distribution channel and may increase in the future. The Company's expense levels and plans for expansion, including its plan to significantly increase its sales and marketing and research and development efforts, are based in significant part on the Company's expectations of future revenues and are relatively fixed in the short-term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Consequently, if total revenue levels are below expectations, the Company's business, operating results and financial condition are likely to be adversely and disproportionately affected.

  Based upon all of the factors described above, the Company has limited ability to forecast future revenues and expenses, and it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would be materially adversely affected.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies will need to be upgraded to comply with "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. Although the Company believes that its products are Year 2000 compliant, there can be no assurance that Year 2000 errors or defects will not be discovered in the Company's current and future products. In addition, the Company believes that the purchasing patterns of customers and potential customers may be impacted by Year 2000 issues. Further, many companies are expending significant resources to correct or patch their current software systems. These expenditures of funds may result in reduced funds available to purchase software products such as those offered by the Company. The occurrence of any of such events could have a material adverse effect on the Company's business, results of operations or financial condition. Additionally, to the extent the Company's products are embedded with other companies' products that are not Year 2000 compliant, the Company's reputation in the marketplace and indirect sales of its products by the Company's indirect channel partners could be adversely affected, both of which could result in a material adverse effect on the Company's business, operating results and financial condition. The Company has conducted a preliminary review of its internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Based on this preliminary review, the Company currently has no reason to believe that its software systems are not Year 2000 compliant. However, there can be no assurance that Year 2000 errors or defects will not be discovered in its internal software systems and, if such errors or defects are discovered, there can be no assurance that the costs of making such systems Year 2000 compliant will not have a material adverse effect on the Company's business, operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash from operations and approximately $14.3 million in net proceeds from the private sales of preferred stock. Net cash used in operating activities was approximately $3.9 million, $2.8 million and $580,000 in 1996, 1997 and the three months ended March 31, 1998, respectively.

  As of March 31, 1998, the Company had cash and cash equivalents of $2.4 million. In addition, in May 1998, the Company obtained a bank line of credit which provides for up to $5.0 million in borrowings. The Company can borrow up to 80% of eligible accounts receivable against the line of credit. The interest rate on borrowed amounts is the prime rate plus 2.25%. This line of credit requires the Company to comply with various financial covenants, is prohibited from paying dividends and the Company must deposit $3.0 million of the proceeds of this offering with the lender through May 25, 1999, the maturity date of the line of credit. The line of credit expires in May 1999. The Company currently has no borrowings under the line of credit. See Note 10 of Notes to Financial Statements.

  Net cash used in investing activities was $379,000 and $1.3 million in 1996 and 1997, respectively, and primarily consisted of purchases of equipment. Net cash provided by investing activities was $80,000 for the three months ended March 31, 1998 and consisted primarily of proceeds from the maturity of short-term investments. The Company expects that its capital expenditures will continue to increase as the Company's employee base grows.

  Net cash provided by financing activities was approximately $4.1 million and $6.0 million in 1996 and 1997, respectively, consisting primarily of net proceeds from private sales of preferred stock and interest earned on such proceeds. Net cash used in financing activities was $15,000 for the three months ended March 31, 1998.

  The Company believes that the net proceeds from the offering, any cash generated from operating activities and its existing cash and cash equivalents will be adequate to meet its cash needs for at least the next 12 months. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance the Company will not require additional funds prior to the expiration of such twelve month period or that additional financing will be available when needed by the Company or at all or that, if available, such financing will be obtainable on terms favorable to the Company or will not be dilutive.

NEW ACCOUNTING PRONOUNCEMENTS

  See Note 1 of Notes to Financial Statements for recently adopted and recently issued accounting standards.

                                   BUSINESS

  The following description of the Company's business should be read in conjunction with the information included elsewhere in this Prospectus. This description contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Actuate Software Corporation is a leading provider of enterprise reporting solutions that enable organizations to systematically extract, publish and disseminate information across distributed computing environments. The Company develops and markets software products that are designed to allow companies to rapidly design, generate and distribute corporate reports throughout the enterprise, thereby increasing access to and the value of corporate data.

  The Actuate Reporting System is a scalable, dynamic reporting platform which is designed to allow organizations to replace traditional paper-based and on-line reports with Live Report Documents. Live Report Documents feature rich interactive capabilities, including hyperlinks, context-sensitive help, a dynamic table of contents, and a report query feature. Architected specifically to leverage the functionality of the Internet, the Actuate Reporting System is designed to make reports accessible to an organization's employees, customers and suppliers via corporate intranets and the Internet. Actuate's ReportCast technology can be integrated with Internet or intranet web sites, making it easier for organizations to notify users when corporate information is available. The Actuate Reporting System also facilitates off-line analysis of reports.

  The Actuate Reporting System's server-centric architecture provides the building blocks for an enterprise reporting environment of any size. Actuate's open environment allows developers to create reports from virtually any data source and in virtually any format required by end-users. The Actuate Report Encyclopedia acts as a repository for reports and report components. Actuate's Virtual Report Distribution technology reduces network traffic by minimizing the movement of large reports and data sets. The Actuate Developer Workbench is designed to give developers a complete visual environment for designing, compiling, viewing and debugging sophisticated report designs. The Company began shipping its Actuate Reporting System in January 1996, and the Company's most recent version of the Actuate Reporting System, Version 3.1, began shipping in May 1998.

  Actuate's products have been adopted in a wide variety of industries, including financial services, telecommunications, technology, health care and others. The Company's customers include companies such as Chase Manhattan Corp., Concert Communications Company, Inc., Manpower International, Merck & Co, Inc. and Toyota Motor Sales, USA, Inc. The Company has also established strategic relationships with a number of enterprise application vendors, including PeopleSoft, Inc. ("PeopleSoft), Siebel Systems Corp. ("Siebel"), and The Vantive Corp. ("Vantive"), all of which embed the Company's products as part of, or as their entire standard reporting solution.

INDUSTRY BACKGROUND

  To succeed in today's increasingly competitive markets, businesses must accelerate the rate at which they identify and respond to changing business conditions. An organization's success is, to a large extent, dependent upon its ability to rapidly collect, organize and distribute information to make effective business decisions. Reports are the primary means in virtually all organizations by which critical business information is distributed and used by employees, customers and suppliers. Examples of such reports include income statements, budgets, sales forecasts, invoices, inventory listings, payroll reports, portfolio statements and packing slips. Other products such as OLAP and query tools generally serve as supplements to core reporting systems and are only utilized by a small number of users for very distinct and specialized data analysis.

  Historically, most reports have been paper-based, designed using legacy computer languages such as COBOL and typically delivered to users through physical means such as hand carts, inter-office mail and the postal service. However, over the past decade, there has been a dramatic migration of critical corporate information from mainframe computer systems to distributed computing environments. This shift has been driven largely by the widespread emergence and adoption of enterprise software applications, data warehouses, corporate intranets and the Internet. As a result, organizations have had to reconsider the way they generate and distribute reports.

  One of the most significant computing trends of the 1990's has been the migration of enterprise applications from legacy mainframe systems to distributed computing environments. IDC estimates that organizations will have spent over $28 billion between 1995 and 1998 on the purchase of such enterprise applications from vendors such as SAP, PeopleSoft, and Baan Company N.V. ("Baan") in addition to corporate expenditures on the internal development and implementation of specialized client/server applications. Also, the rapid adoption of new applications for enterprise resource planning, sales force automation and supply chain management is giving rise to new and valuable types of enterprise data, and is enabling new classes of users, such as sales and customer service representatives, to access such data. While many of these purchased applications include basic reporting functionality, they generally do not adequately satisfy an enterprise's reporting needs, causing the vendors of these applications to develop or license new enterprise reporting functionality. Additionally, internally developed applications require organizations to either develop or purchase enterprise reporting functionality.

  Organizations are also increasingly extracting information from mainframe and other data stores and moving the information into new, high performance data warehouses and data marts in order to improve information access and distribution. In order to capitalize on the collection of this information and enable users to make better business decisions, enterprises require reporting applications that draw from these new data stores and distribute the information flexibly and efficiently to a large number of users.

  The growth in the use of the Internet and corporate intranets is changing the way organizations generate and distribute reports. Organizations can now distribute information electronically to multiple end users both within and outside an organization, thereby increasing efficiency and reducing the need for paper-based reports. In order to accomplish this, many organizations are creating entirely new reporting applications which enable distribution of reports using the World Wide Web. In addition, the emergence of the Internet and corporate intranets has given rise to a new information viewing paradigm characterized by searchable, browsable, interactive content.

  Due to this fundamental shift in the way corporations store and manage data, IT departments are now faced with the challenge of providing users with secure access to business information residing in a broad range of distributed and fragmented systems. The Company believes traditional reporting methods have not kept pace with the technological advancements in application software and relational databases. As a result, it has been extremely difficult for businesses to report information from these systems efficiently, uniformly and securely across a single platform to users within and outside of the organization.

  To date, large organizations have generally used two types of reporting solutions to meet their needs in a distributed computing environment: production reporting and desktop reporting. Production reporting systems are used to produce high-volume operational reports such as sales bookings, inventory level analysis, invoices and financial information. These systems typically produce static paper-based reports that are cumbersome and inflexible in that they provide information to end users in a predetermined format. Additionally, these production reporting systems are generally based on programming languages that are outdated and difficult for developers to work with. Desktop reporting products are used for the ad hoc creation of individual reports such as sorted listings, simple graphs and summaries for small workgroups of end users. These tools enable end users to analyze data and produce certain customized reports, but are limited in their ability to access the full breadth of an organization's operational information, are unsuited to producing high-volume operational reports and require extensive end user training. Furthermore, production and desktop reporting tools generally lack administration capabilities such as scheduling and distribution management, which forces corporate IT departments to use their limited resources to create solutions for these needs.

  Due to the shortcomings of traditional reporting methods, the Company believes that there is a need for a reporting solution that allows organizations to use a single reporting infrastructure to systematically extract, publish and disseminate information from distributed computing environments. IDC estimates the market for enterprise reporting solutions such as those offered by the Company will grow to over $900 million by the year 2002.

THE ACTUATE SOLUTION

  The Actuate Reporting System is a scalable, dynamic enterprise reporting solution which is designed to allow organizations to effectively develop, generate and distribute reports throughout the enterprise in both client/server and Internet-enabled environments. The Company's products are designed to be easily and rapidly implemented, to generate and distribute thousands of reports to thousands of users via networks or the Internet, and to enable the Company's customers to leverage their existing hardware and software investments. The Company believes the Actuate Reporting System provides the following key advantages:

  LIVE REPORT DOCUMENTS. The Actuate Reporting System enables organizations to replace traditional paper-based and on-line reports with Live Report Documents. Live Report Documents feature rich interactive capabilities including: (i) hyperlinks, which permit the user to drill-down to detailed information within the report or link to other reports, (ii) context-sensitive help, which allows the user to access information about the report itself, including field definitions and data sources, (iii) a dynamic, self-documenting table of contents, which automatically reflects changes in the document and enables one-click access to particular pages within large reports, and (iv) a report query feature, which allows users to extract data from the report and transfer it to other applications for further analysis or formatting. The Actuate Reporting System also facilitates mobile, off-line analysis of reports.

  ADAPTABLE ENVIRONMENT. The Actuate Reporting System is based on an object-oriented architecture that is designed to give developers a complete visual environment for structuring, compiling, viewing and debugging sophisticated report designs. Actuate's open environment allows developers to create reports from virtually any data source and in virtually any format required by users. Actuate's component-based architecture enables developers to build reports by dragging and dropping standard components that can be customized and stored in libraries for reuse.

  SCALABLE ENVIRONMENT. The Actuate Reporting System's server-centric architecture provides the building blocks for an enterprise architecture of any size. The Actuate Report Encyclopedia acts as a repository for reports and report components. Actuate's Virtual Report Distribution technology reduces the need to transmit large reports and data sets by storing reports on the servers themselves and sending one or more pages to the client over a network or the Internet as demanded. This distribution scheme is designed to minimize the stress on an enterprise's computer network, while providing a responsive viewing environment. The Actuate Reporting System is also scalable to meet customers' enterprise reporting needs as their organizations and user populations grow. The Actuate Report Server also enables administrators to centrally control and schedule the distribution of both electronic and printed reports and maintain security access privileges.

  INTERNET ARCHITECTURE. Architected specifically to leverage the functionality of the Internet, the Actuate Reporting System is designed to make reports accessible to an enterprise's employees, customers and suppliers via corporate intranets and the Internet. Actuate's ReportCast technology can be integrated with Internet or intranet web sites, making it easier for enterprises to notify users via the World Wide Web when corporate information becomes available. Using a Web browser, users can subscribe to ReportCast channels that contain the specific categories of reports which are of interest to them. Notices about new reports are pushed to the channel and customizable headlines identify the subject matter of the report.

STRATEGY

  The Company's strategy is to be the leading provider of enterprise reporting solutions. Key elements of the Company's strategy include:

  EXPAND MARKET LEADERSHIP POSITION THROUGH STRATEGIC RELATIONSHIPS. The Company believes that it has established a leading position in the emerging market for enterprise reporting solutions. To accelerate the adoption of the Actuate Reporting System as the standard enterprise reporting solution and to facilitate enterprise-wide acceptance of the Company's products, the Company has established strategic relationships with enterprise application vendors, consulting firms, systems integrators and development partners. The Company's strategic technology and distribution partners include Ascend Communications, Inc., Brio Technology, Inc., Cambridge Technology Partners, Inc., Netscape Communications Corp., PeopleSoft, PointCast, Inc., Siebel and Vantive. The Company believes that brand recognition is significant to its business success, and virtually all of its application partners and resellers use the Actuate brand name in conjunction with their applications. The Company intends to further develop its existing strategic relationships and enter into new partnerships to expand its market presence and brand recognition.

  EXTEND TECHNOLOGY LEADERSHIP. Since inception, the Company has focused its research and development efforts on developing core technologies that address the requirements of enterprise reporting, such as the ability to generate and run thousands of reports containing large amounts of data. The Company's products integrate a number of advanced technologies, including a patented method of storing report objects, a multi-tier architecture and Web access and delivery technology. In addition, the Company has in the past rapidly incorporated new technology into its product offerings. For example, the Company anticipates releasing advanced viewing technology incorporating Java, DHTML and XML in early 1999. The Company believes it is a leader in enterprise reporting technology and intends to extend this leadership position by continuing to devote significant resources to research and development efforts, and by acquiring and integrating complementary technologies.

  BROADEN DISTRIBUTION CHANNELS. To date, the Company has sold through its direct sales force located in the United States and has sold worldwide through enterprise application vendors, resellers and distributors. The Company intends to expand its direct sales force and tele-sales capability. In addition, the Company intends to continue to leverage and grow its existing network of enterprise application vendors, resellers and distributors and expand its indirect distribution channel worldwide.

  INCREASE INTERNATIONAL PRESENCE. While to date its international sales have been limited, the Company plans to increase its international presence. Outside the United States, the Company has established distributor relationships in the France, Germany, Japan, the Netherlands, the Philippines, Singapore, South Africa and the United Kingdom, and has localized versions of its products in French,

German, and Japanese. The Company intends to expand its international sales capabilities by expanding its distribution channels in Europe, Asia/Pacific and Latin America and by continuing the localization of its products in selected markets.

PRODUCTS AND TECHNOLOGY

  The Actuate Reporting System is a fully integrated, enterprise reporting software system that provides an organization with a single reporting infrastructure across distributed computing environments and the Internet. The Actuate Reporting System is comprised of a suite of products that are licensed by customers in a typical configuration consisting of a report server, web agent, administrator desktop, developer workbench, viewer and live report extension. In the case of direct sales to end user customers, the Company's client products are typically priced on a per user basis, the report server is priced on a per CPU basis and number of users basis and the web agent is priced on a per server basis. Indirect sales are usually either fixed price, unlimited usage arrangements or arrangements where royalties are paid to the Company based on sell through to end-users. The Company's enterprise reporting solution includes the following server, client and web products which allow organizations to bring together all their business information into one resource that can report such information to users across the enterprise.

  The following table sets forth the suite of products that comprise the Actuate Reporting System:


ACTUATE
SERVER
PRODUCTS                     PRODUCT DESCRIPTION                        PLATFORMS
--------       ------------------------------------------------    --------------------
Actuate        Highly scalable server application used for         Windows NT 3.51, 4.0
 Report        generating, distributing and managing Live          Solaris 2.4, 2.5
 Server        Report Documents                                    HP-UX 10.1, 10.2
                                                                   AIX 4.1, 4.2
ACTUATE
CLIENT
PRODUCTS
--------
Actuate        Visual object-oriented development tool utilized    Windows NT 3.51, 4.0
Developer      by developers to provide an open development        Windows 95
Workbench      environment for designing, compiling, viewing
               and debugging report designs

Actuate End    Client application which gives business users       Windows 3.X
User           the ability to schedule, request, generate, view    Windows NT 3.51, 4.0
Desktop        and print Live Report Documents                     Windows 95

Actuate        Client application which allows administrators      Windows NT 3.51, 4.0
Administrator  to manage and control one or more Actuate Report    Windows 95
Desktop        Servers

Actuate        Client interface which allows users to view and     Windows 3.X
Viewer         print Live Report Documents on LAN attached         Windows NT 3.51, 4.0
               clients                                             Windows 95
Actuate        A toolkit for developers which contains Actuate     Windows NT 3.51, 4.0
Software       Viewer Active X Control and the Actuate End User    Windows 95
Development    Desktop Active X controls as well as various
Kit            Actuate API's for use with programming
               environments such as Visual Basic and C++
               applications
ACTUATE WEB
PRODUCTS
-----------
Actuate Web    Server software which enables the Actuate Report    Windows NT 4.0
Agent          Server to provide secure web access to Live         Solaris 2.4, 2.5
               Report Documents and integrate with other web       HP-UX 10.1, 10.2
               sites                                               AIX 4.1, 4.2

Actuate Live   Browser extension which allows users to view and    Windows NT 4.0
Report         print Live Report Documents through Netscape        Windows 95
Extension      Navigator and Microsoft Internet Explorer

  The Company's products provide native and ODBC connectivity to a number of data sources, including relational database management systems from Oracle, IBM, Microsoft, Sybase, Informix and Progress.

CUSTOMERS

  The following is a representative list of the Company's end-user customers, enterprise application vendors and resellers that have purchased more than $100,000 in license and services fees from the Company since January 1996:

FINANCIAL SERVICES                     OTHER
American International Group           Cargill Incorporated
BankAmerica Corp.                      Commonwealth of Massachusetts,
Chase Manhattan Corp.                   Department of Transitional Assistance
Freddie Mac                            FirstEnergy Corporation
The Goldman Sachs Group, L.P.          Manpower International
J&H Marsh & McLennan, Limited          Merck & Co., Inc.
NationsBanc Montgomery Securities LLC  Sterling Commerce, Inc.
Northern Trust Company                 Toyota Motor Sales, USA, Inc.


TELECOMMUNICATIONS                     ENTERPRISE APPLICATION
Ascend Communications, Inc.            VENDORS/RESELLERS
Concert Communications Company, Inc.   Agile Software, Inc.
Glenayre Electronics, Inc.             Ariba Technologies, Inc.
LCI International, Inc.                Clarify, Inc.
US West, Inc.                          Deltanet, Inc.
                                       INEA Corporation
                                       Netscape Communications Corp.
                                       PeopleSoft, Inc.
                                       Portal Information Network, Inc.
                                       Prism Solutions, Inc.
                                       Progress Software Corp.
                                       Siebel Systems Corp.
                                       The Vantive Corp.

CASE STUDIES

  The following case studies illustrate how the Actuate Reporting System has been utilized by certain of the Company's end user customer and enterprise application vendors.

 CONCERT

  Concert Communications Company, Inc., ("Concert"), the combined company resulting from the merger of British Telecom and MCI, provides advanced communication services worldwide. As a result of the joint venture, Concert was required to integrate data from more than 30 distinct data sources existing between the two companies and their distributors. In addition, Concert needed to offer over 40 international distributors and its nearly 3,900 customers located in over 50 countries efficient and timely access to information concerning Concert's products and services. Concert chose the Actuate Reporting System because of its scalable architecture for report creation and distribution, and its ability to integrate data from multiple sources into active, intelligent reports. The flexibility of the Actuate Reporting System has enabled it to be seamlessly integrated into Concert's existing architecture while providing the scalability required to meet the extremely demanding reporting requirements of this global telecommunications company and its distributors. Concert relies on the Actuate Reporting System to generate hundreds of reports a day from a large and complex data warehouse and distribute this information globally to distributors and customers in over 40 countries. In addition, Actuate's products assist Concert in meeting its distributors' reporting needs, including timely access to mission critical reports on service management, traffic performance and revenue. With minimal training required on the part of Concert distributors, Actuate's web-based reports can easily be fully utilized by all participating distributors around the world.

GLENAYRE

  Glenayre Electronics, Inc. ("Glenayre"), a leading worldwide supplier of personal telecommunications equipment and software, required a fast and efficient solution for managing customer information. Before it purchased the Actuate Reporting System, Glenayre generated nearly 5,000 reports a year, with two employees spending several days each month manually formatting the data for inclusion in reports. Glenayre chose the Actuate Reporting System because of its highly scalable enterprise reporting capabilities, formatting flexibility and adaptable report capabilities. The Actuate Reporting System enables users ranging from Glenayre's executives to customer service managers to extract required data such as call duration and call closure rates, as well as run ad-hoc reports with limited assistance from Glenayre's IS group. The Actuate Reporting System's flexibility has significantly reduced the number of reports that are maintained by Glenayre's IS group. In addition, reports are now automatically generated and Glenayre employees and customers receive more information specifically targeted to their individual needs.

J&H MARSH & MCLENNAN

  J&H Marsh & McLennan, Limited ("J&H Marsh & McLennan"), a leading provider of risk and insurance services, selected the Actuate Reporting System to implement operational reports for various aspects of its business, including client/prospect management, back office financials, insurance placement and claims processing. Users can view either pre-scheduled or on-demand reports through both client/server and web-based clients. The functionality of the Actuate Reporting System has been extended to meet J&H Marsh & McLennan's specific requirements, including a customized report scheduler and a Java applet which provides an enhanced user interface for users who request reports over the Web.

 PEOPLESOFT

  PeopleSoft, a leading provider of enterprise software supporting human resources, financial and manufacturing applications, required an enterprise reporting application to enable its customers to efficiently and securely distribute reports via the Internet. PeopleSoft chose the Actuate Reporting System for, among a number of other reasons, its Virtual Report Distribution architecture, which gives users viewing reports a rapid response regardless of the length of the report or how much data it summarizes. PeopleSoft also chose the Actuate Reporting System for its extensible development environment that enables reports to be built from libraries of reusable objects. PeopleSoft Performance Measurement is the first PeopleSoft application to take advantage of Actuate's reporting capabilities.

 SIEBEL

  Siebel, a leading supplier of enterprise-class sales, marketing, and customer service information systems, sought an enterprise reporting application that would provide its customers with an interactive, easy-to-use, and highly scalable enterprise reporting solution. Siebel chose the Actuate Reporting System because it can be fully customized to conform with Siebel 98's user interface. The Actuate Reporting System functions essentially as an extension of Siebel 98, thus creating a seamless solution to the end user. Since Actuate is tightly integrated with Siebel, all security and application logic built into Siebel is automatically leveraged and utilized by Actuate. In addition, corporate modification of the Siebel data model is automatically propagated to the Actuate Reporting System, enabling Siebel customers to readily create reports that reflect their individual business environments. Over 80 pre-built Actuate business reports are included with Siebel 98, offering customers immediate access to sales, marketing and customer information.

SALES, MARKETING AND SERVICES

 SALES

  The Company sells software products through two primary means: (i) directly to end user customers through its direct sales force and (ii) through indirect channel partners such as enterprise application vendors, resellers and distributors.

  The direct sales process involves the generation of sales leads through direct mail, seminars and telemarketing. The Company's field sales force typically conducts demonstrations and presentations of the Company's products to developers and management at customer sites as part of the direct sales effort.

  The Company has a separate sales force which addresses the enterprise application vendor market including such vendors as PeopleSoft, Siebel and Vantive. These vendors integrate the Company's products with their applications and either embed them into their standard products or resell them to their customers. The enterprise application vendor's end user customer is licensed to use the Company's products solely in conjunction with the vendor's application with which the Actuate Reporting System is integrated. The Company offers an upgrade license to end user customers, which permits them to create reports outside the scope of the particular vendor application. In all of its current relationships, the Company's products are identified by brand name to the end customer. Enterprise application vendors provide the first level of post-sales support to customers. The Company has also utilized a limited number of resellers which re-market the Company's products to their customer base. Resellers are offered discounts on the Company's products and sell a full use license of the product. The Company's resellers do not provide post-sales support. The Company's ability to achieve revenue growth in the future will depend in large part on its success in expanding its direct sales force and in further establishing and maintaining relationships with enterprise application vendors, resellers and distributors. See "Risk Factors--Expanding Distribution Channels and Reliance on Third Parties".

  Sales cycles for direct sales of the Company's software products to end-user customers have historically been between three and six months. Large-scale deployment of the Company's products generally extends for six to nine months following the successful completion of an initial implementation. Sales cycles for sales of the Company's products to enterprise application vendors range from 6 to 24 months or more (not including the sales and implementation cycles of such vendors' own products, which cycles may be significantly longer than the Company's sales and implementation cycles). There can be no assurance the Company or its indirect channel partners will not experience longer sales cycles in the future. See "Risk Factors--Lengthy and Variable Sales Cycles".

 MARKETING

  The Company is focused on building market awareness and acceptance of the Company and its products as well as on developing strategic marketing and distribution relationships. The Company has a comprehensive marketing strategy with several key components: image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, as well as broad-scale marketing programs in conjunction with key partners. The Company's corporate marketing strategy includes extensive public relations activities, trade shows and user group meetings, as well as programs to work closely with analysts and other influential third parties. The Company's direct marketing activities include participation in selected trade shows and conferences and targeted ongoing direct mail efforts to existing and prospective customers. The Company also offers seminars to educate prospective customers about the Company's enterprise reporting solution. The Company has effectively used Web-based marketing to generate new leads for the Company's direct sales force. Finally, the Company has invested in building a partner and channel marketing function to conduct cooperative marketing programs with the Company's technology partners.

 SERVICES

  The Company actively recruits and trains third party consulting firms to provide training and implementation services for the Company's products. Some of these consulting firms include Cambridge Technology Partners, Inc., Enterprise Reporting Group, Compuware Corporation, NetBase Computing, Benchmark Technical Services and Open Software Technology. The Company's internal expert services group provides high value "technology transfer" consulting services to customers developing and deploying an enterprise reporting solution with the Company's products. These services include methodology, training, application integration and performance evaluation. Due to the critical nature of enterprise reporting, the Company believes that its expert services group and relationships with its consulting partners play a key role in facilitating initial license sales and enabling customers to successfully develop and deploy the Actuate Reporting System.

 INTERNATIONAL DISTRIBUTORS

  The Company also sells its products world-wide through distributors located in France, Germany, Japan, the Netherlands, the Philippines, Singapore, South Africa and the United Kingdom. The Company's distributors perform some or all of the following functions: sales and marketing, systems integration, software development, and ongoing consulting training and customer support. In exchange for providing such services, the Company offers its distributors discounts on products. The Company has an agreement with the parent company of its international distributors located in France, Germany and the United Kingdom that could result in the Company acquiring such distributors. Under the terms of the agreement, the Company has the right of first refusal with respect to the proposed sale of the capital stock of such distributors. In the event the Company does not exercise its right of first refusal the distributors would obtain, in addition to other rights, an exclusive, royalty free license to sell the Company's products in their respective territories. Also under the terms of the agreement, the Company has the right to increase the royalty it receives for Actuate product sales from these European distributors to 100%. In such event, the distributors' parent company would have the right to sell its capital stock to the Company. Under either scenario, the price the Company would be required to pay for such capital stock is set forth in the agreement. In addition, the Company also has an agreement with its Japanese distributor that could result in the Company acquiring such distributor. Under the terms of this agreement, the Company has the right to acquire from the stockholders of the Japanese distributor and such stockholders have the right to have the Company acquire from them, the outstanding capital stock of the Japanese distributor. The price to be paid by the Company for such stock is set forth in the agreement. In the event the Company acquires any of the distributors upon the conditions described above, there can be no assurance that such acquisition will be successful. If such acquisition is not successful, the Company's business, operating results and financial condition could be materially adversely affected. There are certain risks associated with international sales, including, but not limited to, costs of localizing products for foreign countries, trade laws and business practices favoring local competition, dependence on local vendors, compliance with multiple, conflicting and changing government laws and regulations, longer sales and payment cycles, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, foreign currency exchange rate fluctuations, multiple and conflicting tax laws and regulations and political and economic instability, including recent economic conditions in Asia. There are also certain risks associated with the Company's potential acquisition of certain distributors, including diversion of management attention, integration costs, the coordination of sales and marketing efforts, regulation by foreign government and adverse accounting treatment of such acquisitions. See "Risk Factors--Failure to Expand and Risks Associated with International Sales and Operations", "--Risks Associated with Potential Acquisitions of Certain International Distributors" and "Certain Transactions".

CUSTOMER AND TECHNICAL SUPPORT

  The Company believes that providing superior customer service is critical to the successful sale and marketing of its products. Maintenance and support contracts, which are typically for 12 months, are offered with the initial license, may be renewed annually and are typically set at a percentage of the total license fees. Substantially all of the Company's direct sales to customers have maintenance and support contracts that entitle the customer to software patches, updates and upgrades at no additional cost and technical phone support when available . Customers purchasing maintenance are able to access support, via email and telephone during normal business hours. The Company supplements its telephone support with Web-based support services, including access to FAQs, on line web forums and a software patch download area. To improve access to its explanatory materials, the Company provides on-line documentation with all of its products. In addition, the Company offers, primarily through certified training partners, classes and training programs for its products.

RESEARCH AND DEVELOPMENT

  The Company's research and development organization is divided into teams consisting of development engineers, product managers, quality assurance engineers and technical writers. The research and development organization uses a phase-oriented development process which includes monitoring of quality, schedule and functionality. Product development is based on a consolidation of the requirements from existing customers, technical support and product managers. The development group infrastructure provides a full suite of documentation, quality assurance, delivery and support capabilities (in addition to its design and implementation functions) for the Company's products. Research and development expenses were $6.2 million for the 12 months ended December 31, 1997 and $1.7 million for the three months ended March 31, 1998. The Company intends to continue to make substantial investments in research and development and related activities to maintain and enhance its product lines. The Company believes that its future success will depend in large part on its ability to support current and future releases of popular operating systems, databases and enterprise software applications, to maintain and improve its current product line and to timely develop new products that achieve market acceptance. Any failure by the Company to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Rapid Technological Change and Dependence on Product Development".

COMPETITION

  The market in which the Company competes is intensely competitive and characterized by rapidly changing technology and evolving standards. Competition for the Company's products comes in four principal forms: (i) direct competition from current or future vendors of reporting solutions such as Seagate Software, Inc. (a division of Seagate Technology, Inc.) and SQRIBE Technologies, Inc.; (ii) indirect competition from vendors of OLAP and query tools such as Arbor Software Corp., Business Objects S.A., Cognos, Inc. and Microsoft that integrate reporting functionality with such tools; (iii) indirect competition from enterprise application vendors such as SAP and Oracle, to the extent they include reporting functionality in their applications, and (iv) competition from the information systems departments of current or potential customers that may develop reporting solutions internally which may be cheaper and more customized. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. Also, most current and potential competitors, including companies such as Oracle and Microsoft, have greater name recognition and the ability to leverage significant installed customer bases. These companies could integrate competing enterprise reporting software with their widely accepted products which would result in a loss of market share for the Company. The Company expects additional competition as other established and emerging companies enter into the enterprise reporting software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.

  Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of the Company's prospective customers. The Company's current or future enterprise application vendors and other indirect channel partners have in the past, or may in the future, establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain revenues from license fees from new or existing customers, and service revenues from existing customers on terms favorable to the Company. Further, competitive pressures may require the Company to reduce the price of its software. In either case, the Company's business, financial condition, and operating results would be materially adversely affected. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

INTELLECTUAL PROPERTY RIGHTS

  The Company has one issued U.S. patent and one U.S. patent pending and relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary technology. For example, the Company licenses its software pursuant to shrinkwrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its intellectual property, including requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and restricting access to the Company's source code. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

  Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. Any failure by the Company to meaningfully protect its intellectual property could have a material adverse effect on the Company's business, operating results and financial condition.

  To date, the Company has not been notified that its products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects enterprise reporting software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. A successful claim of product infringement against the Company and the failure or inability of the Company to license the infringed or similar technology could have a material adverse effect upon the Company's business, operating results and financial condition.

EMPLOYEES

  As of March 31, 1998, the Company had 114 full-time employees, including 45 in sales and marketing, 44 in research and development, 16 in services and support, and 9 in general and administrative functions. The Company believes its employee relations are good. The Company believes that its future success will depend in large part upon its continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel and, in particular, its executive officers. See "Risk Factors--Management of Growth; Dependence on and Need for Additional Qualified Personnel".

FACILITIES

  The Company's principal executive offices are located in San Mateo, California where the Company leases approximately 16,400 square feet under leases that expire at various times through May 2002. The Company also leases space (typically less than 2,000 square feet) in other geographic locations throughout the United States for sales personnel.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of June 1, 1998:

NAME                             AGE POSITION
----                             --- --------
Nicolas C. Nierenberg...........  41 President, Chief Executive Officer and
                                     Chairman of the Board of Directors
Peter I. Cittadini..............  42 Executive Vice President
Daniel A. Gaudreau..............  50 Vice President, Finance and Chief Financial
                                     Officer
Hamid Bahadori..................  44 Vice President, Engineering
Albert R. Campa.................  36 Vice President, Marketing
James Breyer(1).................  36 Director
Arthur Patterson(2).............  53 Director
Nancy Schoendorf(2).............  43 Director
Steven Whiteman(1)..............  46 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  NICOLAS C. NIERENBERG is a co-founder of the Company and has been its President, Chief Executive Officer and Chairman of the Board of Directors since November 1993. Prior to founding the Company, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm, evaluating investment opportunities in the enterprise software market. Prior to that, in 1980 Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify, including Chairman of the Board of Directors, Chief Executive Officer, President, Vice President, Engineering and Chief Technical Officer. Mr. Nierenberg is a director of Cloudscape, Inc., a privately held Java database management system software company. Mr. Nierenberg attended the University of California, Los Angeles and the University of California, San Diego where he studied computer science and economics.

  PETER I. CITTADINI joined the Company in January 1995 as Executive Vice President. From 1992 to January 1995, Mr. Cittadini held a number of positions at Interleaf, Inc. an enterprise software publishing company, including Senior Vice President of Worldwide Operations responsible for worldwide sales, marketing, customer support and services. From 1985 to 1991, Mr. Cittadini held a number of positions at Oracle Corporation, including Vice President, Northeast Division. Mr. Cittadini holds a B.A. in Liberal Arts from Boston College.

  DANIEL A. GAUDREAU joined the Company in February 1997 as Vice President, Finance and Chief Financial Officer. From January 1994 to February 1997, Mr. Gaudreau served as Vice President, Finance and Chief Financial Officer of Plantronics, Inc., a publicly traded telephone headset manufacturing company, where he was responsible for all financial and administrative operations. From January 1990 to January 1994, Mr. Gaudreau was Vice President, Finance and Chief Financial Officer at Ready Systems, a real-time operating systems software company. Prior to that, Mr. Gaudreau spent two years at Apple Computer as the Controller of Fremont Manufacturing Operations, prior to which he spent 18 years at General Electric where he held various financial management positions. Mr. Gaudreau holds a B.S. in Industrial Management from Clarkson University.

  HAMID BAHADORI joined the Company in May 1998 as Vice President, Engineering. From January 1996 to May 1998, Mr. Bahadori served as Vice President, Engineering for Envive Corp., a privately held applications software company. Prior to that, Mr. Bahadori was a Senior Director of Software Products Development for Oracle from 1989 to 1996. Mr. Bahadori holds a B.S. in Applied Math and Electrical Engineering/Computer Science from Purdue University and an M.S. and Ph.D. in Computer Sciences from the University of California, Berkeley.

  ALBERT R. CAMPA joined the Company in November 1995 as Vice President, Marketing. From February 1990 to October 1995, Mr. Campa held a number of positions at Sybase, Inc., a database software company, including Group Director of Worldwide Field Marketing where he was responsible for lead generation, vertical marketing, regional marketing and a variety of other sales and marketing activities. From September 1987 to February 1990, Mr. Campa held a number of product and marketing management positions at Sun Microsystems, Inc. From September 1983 to March 1985, Mr. Campa was a design engineer in IBM's mainframe development group. Mr. Campa holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from Harvard University.

  JAMES BREYER has been a director of the Company since November 1993. Mr. Breyer has been a general partner of Accel Partners, a venture capital firm, since 1990, and the Managing Partner since 1997. At Accel, Mr. Breyer has been responsible for the firm's involvement in over a dozen companies that have completed public offerings or successful mergers. Prior to joining Accel, Mr. Breyer worked as a management consultant at McKinsey and Company, and held product management and marketing positions at Apple Computer and Hewlett Packard. Mr. Breyer currently serves as a director of RealNetworks, Inc. and several privately held companies. Mr. Breyer holds a B.S. in Computer Science and Economics from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar.

  ARTHUR PATTERSON has been a director of the Company since November 1993. Mr. Patterson founded Accel in 1983. Mr. Patterson currently serves as a director of AIM Funds, PageMart Wireless, Inc., Unify Corporation, Viasoft, Inc. and several privately held enterprise software and communications companies. Mr. Patterson holds an A.B. and an M.B.A. from Harvard University.

  NANCY SCHOENDORF has been a director of the Company since September 1994. Since June 1994, Ms. Schoendorf has been a general partner of Mohr, Davidow Ventures, a venture capital firm. Prior to joining Mohr, Davidow, Ms. Schoendorf served as Director of Systems Software Development at Sun Microsystems, Inc. Ms. Schoendorf currently serves as a director of several privately held companies. Ms. Schoendorf holds a B.S. in Math and Computer Science from Iowa State University and an M.B.A. from Santa Clara University.

  STEVEN WHITEMAN has been a director of the Company since April 1998. Since April 1993, Mr. Whiteman has served as President of Viasoft, Inc., a publicly traded software application and services company and has served as Chief Executive Officer and Director since January 1994 and Chairman of the Board of Directors since April 1997. Mr. Whiteman currently serves as a director of Unify Corporation. Mr. Whiteman holds a B.A. in Business Administration from Taylor University and an M.B.A. from the University of Cincinnati.

AUDIT COMMITTEE

  The Audit Committee consists of Mr. Patterson and Ms. Schoendorf. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by the Company's independent accountants and reviews and evaluates the Company's audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Breyer and Whiteman. The Compensation Committee makes recommendations regarding the Company's stock plans and makes decisions concerning salaries and incentive compensation for the Company's executive officers.

  None of the members of the Compensation Committee is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No member of the Compensation Committee of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

DIRECTOR COMPENSATION

  Directors currently do not receive any cash compensation from the Company for their services as members of the Board of Directors, although members are reimbursed for certain expenses in connection with attendance at Board of Directors and Committee meetings. Directors are eligible to participate in the Company's stock plans, and beginning in 1998, employee directors will also be able to participate in the Company's 1998 Equity Incentive Plan and non-employee directors will receive periodic option grants under the Company's 1998 Non-Employee Directors Option Plan. In April 1998, Mr. Whiteman was granted an option to purchase 30,000 shares of the Company's Common Stock under the Company's 1994 Stock Option Plan at an exercise price of $5.00 per share subject to a five year vesting schedule in connection with his appointment to the Board. See "Management--1998 Equity Incentive Plan" and "-- 1998 Non-Employee Directors Option Plan".

EXECUTIVE COMPENSATION

  The following table sets forth information with respect to compensation for the fiscal year ended December 31, 1997 paid by the Company for services to the Company by the Company's Chief Executive Officer and the Company's four other highest paid executive officers whose total salary and bonus for such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                               LONG TERM
                                                              COMPENSATION
                                                          SUMMARY COMPENSATION
                                   ANNUAL COMPENSATION        TABLE AWARDS
                                   ---------------------  --------------------
                                                          NUMBER OF SECURITIES
                                   SALARY($)   BONUS($)    UNDERLYING OPTIONS
                                   ----------  ---------  --------------------
Nicolas C. Nierenberg.............     174,350     40,064       150,000
 President and Chief Executive
  Officer
Peter I. Cittadini................     180,000     63,000        40,000
 Executive Vice President
Daniel A. Gaudreau(1).............     142,320     36,045       125,000
 Vice President, Finance and Chief
  Financial Officer
Edward M. Sesek(2)................     111,590     29,230       150,000
 Vice President, Engineering
Albert R. Campa...................     115,000     26,683        15,000
 Vice President, Marketing

--------
(1) Mr. Gaudreau's employment started on February 24, 1997 at an annual base salary of $170,000.
(2) Mr. Sesek's employment started on April 21, 1997 at an annual base salary of $160,000. Mr. Sesek resigned as Vice President, Engineering effective May 26, 1998. Hamid Bahadori was appointed to the position of Vice President, Engineering, effective May 27, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options during the fiscal year ended December 31, 1997 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                                                                  STOCK PRICE
                                                                                APPRECIATION FOR
                                          INDIVIDUAL GRANTS                      OPTION TERM(4)
                         ---------------------------------------------------- --------------------
                         NUMBER OF
                         SECURITIES PERCENT OF TOTAL
                         UNDERLYING OPTIONS GRANTED    EXERCISE
                          OPTIONS   TO EMPLOYEES IN      PRICE     EXPIRATION
                         GRANTED(1) FISCAL 1997 (2)  ($/SHARE) (3)    DATE       5%        10%
                         ---------- ---------------- ------------- ---------- --------- ----------
Nicolas C. Nierenberg...  150,000         13.1%          0.62       08/26/07  $  58,487 $  148,218
Peter I. Cittadini......   40,000          3.5           0.34       01/15/07      8,553     21,675
Daniel A. Gaudreau......  125,000         10.9           0.34       03/05/07     26,728     67,734
Edward M. Sesek.........  150,000         13.1           0.34       04/16/07     32,074     81,281
Albert R. Campa.........    7,000            *           0.34       03/05/07      1,497      3,793
                            8,000            *           2.10       12/03/07     10,565     23,428

--------
* Less than one percent
(1) With respect to the options granted to Messrs. Nierenberg, Cittadini, Sesek, and Campa, 1/5 of the shares vest on the first anniversary of the vesting commencement date and 1/60 of the shares vest on each monthly anniversary of the vesting commencement date thereafter. With respect to Mr. Gaudreau's option, 1/4 of the shares vest on the first anniversary of the vesting commencement date and 1/48 of the shares vest on each monthly anniversary of the vesting commencement date thereafter. Each of the options has a ten year term, subject to earlier termination in the event of the optionee's cessation of service with the Company. See "Employment Agreements and Change of Control and Severance Arrangements".
(2) Based on an aggregate of 1,146,350 options granted to employees of the Company under the Company's 1994 Stock Option Plan during 1997.
(3) The exercise price is equal to the deemed fair market value of the Company's Common Stock as estimated by the Board of Directors on the date of grant.
(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation and potential realizable values at 5% and 10% appreciation are calculated in accordance with Section 402 of Regulation S-K under the Securities Act of 1933, as amended, and do not represent the Company's prediction of its stock price performance.

OPTION VALUES

  The following table sets forth for each of the Named Executive Officers options exercised during fiscal 1997 and the number and value of securities underlying unexercised options that are held by the Named Executive Officers as of December 31, 1997.

                                                NUMBER OF SECURITIES
                                                     UNDERLYING           VALUE OF UNEXERCISED
                          NUMBER OF            UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                           SHARES     VALUE     DECEMBER 31, 1997(2)     DECEMBER 31, 1997 $(3)
                          ACQUIRED   REALIZED ------------------------- -------------------------
          NAME           ON EXERCISE   $(1)   EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Nicolas C. Nierenberg...        --        --    150,000         --        222,000         --
Peter I. Cittadini......    60,000    20,600         --         --             --         --
Daniel A. Gaudreau......   125,000        --         --         --             --         --
Edward M. Sesek.........    75,000    21,000     75,000         --        132,000         --
Albert R. Campa.........    74,500    12,825      8,000         --             --         --

--------
(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.
(2) With respect to the options granted to Messrs. Nierenberg, Cittadini, Sesek, and Campa, 1/5 of the shares vest on the first anniversary of the vesting commencement date and 1/60 of the shares vest on each monthly anniversary of the vesting commencement date thereafter. With respect to Mr. Gaudreau's option, 1/4 of the shares vest on the first anniversary of the vesting commencement date and 1/48 of the shares vest on each monthly anniversary of the vesting commencement date thereafter. Each of the options has a ten year term, subject to earlier termination in the event of the optionee's cessation of service with the Company. As of December 31, 1997, the repurchase right had not lapsed as to any option shares for Messrs. Nierenberg and Sesek.
(3) Based on the fair market value of the Company's Common Stock as of December 31, 1997 ($2.10 per share), less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

  Pursuant to an agreement entered into between the Company and Daniel A. Gaudreau, the Company's Vice President, Finance and Chief Financial Officer, upon a merger or acquisition Mr. Gaudreau will automatically vest in 50% of his remaining unvested options to purchase shares of the Company's Common Stock. Pursuant to an agreement entered into between the Company and Hamid Bahadori, the Company's Vice President, Engineering, if Mr. Bahadori's employment is terminated by the Company within the first 24 months following May 27, 1998 other than for cause, he will automatically be vested in options to purchase not less than 60,000 shares of the Company's Common Stock.

STOCK PLANS

 1998 EQUITY INCENTIVE PLAN

  The Company's 1998 Equity Incentive Plan (the "Plan") was adopted by the Board on May 27, 1998, subject to stockholder approval. The number of shares of Common Stock reserved for issuance under the Plan is equal to 1,300,000 shares, which includes the aggregate number of shares remaining available for grant under the Company's 1994 Stock Option Plan (the "Predecessor Plan"), plus an additional number of shares equal to the number of shares reserved for issuance under the Predecessor Plan against options outstanding under the Predecessor Plan as of the date of this offering. As of March 31, 1998, there were options to purchase 905,450 shares outstanding under the Predecessor Plan. The Plan serves as the successor to the Predecessor Plan and no option grants will be made under the Predecessor Plan after this offering. Except as otherwise noted, options outstanding under the Predecessor Plan are subject to substantially the same terms as described below for option awards under the Plan. As of January 1 of each year, commencing with the year 1999, the number of shares reserved for issuance under the Plan will be increased automatically by the lesser of (i) 5% of the total number of shares of Common Stock then outstanding or (ii) 700,000 shares.

  Under the Plan, employees, members of the Board and consultants may be awarded options to purchase shares of Common Stock, stock appreciation rights ("SARs"), restricted shares or stock units (collectively, the "Awards"). Currently no Awards have been granted under the Plan. Options under the Plan may be incentive stock options designed to satisfy Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory stock options not designed to meet such requirements. If restricted shares or shares issued upon the exercise of options granted under the Plan or the Predecessor Plan are forfeited, then such shares will again become available for awards under the Plan. If stock units, options or SARs granted under the Plan or the Predecessor Plan are forfeited or terminate for any other reason before being exercised, then the corresponding shares will again become available for awards under the Plan.

  The Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee has the complete discretion to determine which eligible individuals are to receive any award, determine the type, number, vesting requirements and other features and conditions of such award, interpret the Plan and make all other decisions relating to the operation of the Plan.

  The exercise price for nonstatutory and incentive stock options granted under the Plan may not be less than 85% or 100%, respectively, of the fair market value of the Common Stock on the option grant date and may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised by using a cashless exercise method, a pledge of shares to a broker or promissory note. The payment for the award of newly issued restricted shares will be made in cash, by promissory note or the rendering of past or future services.

  The Committee has the authority to modify, extend or assume outstanding options and SARs or may accept the cancellation of outstanding options or SARs in return for the grant of new options or SARs for the same or a different number of shares and at the same or a different exercise price.

  Upon a Change in Control, an Award will become fully vested as to all shares subject to such Award if such Award is not assumed by the surviving corporation or its parent and the surviving corporation or its parent does not substitute such Award with another award of substantially the same terms. In the event of an involuntary termination of a participant within 12 months following a Change in Control, the vesting of an Award will accelerate in full. Options granted under the Predecessor Plan become fully vested upon a Change in Control unless assumed or replaced with a comparable option by the acquiring entity.

  A Change in Control includes (i) a merger or consolidation of the Company after which the Company's then current stockholders own less than 50% of the surviving corporation, (ii) sale of all or substantially all of the assets of the Company, (iii) a proxy contest that results in replacement of more than one-third of the directors over a 24 month period or (iv) acquisition of 50% or more of the Company's outstanding stock by a person other than a trustee of any of the Company's employee benefit plans or a corporation owned by the stockholders of the Company in substantially the same proportions as their stock ownership in the Company. In the event of a merger or other reorganization, outstanding options, SARs, restricted shares and stock units will be subject to the agreement of merger or reorganization, which may provide for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, for settlement in cash or for cancellation of the outstanding Awards.

  The Board may amend or terminate the Plan at any time. Amendments may be subject to stockholder approval to the extent required by applicable laws.

 1998 EMPLOYEE STOCK PURCHASE PLAN

  The Board adopted the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") on May 27, 1998, subject to stockholder approval. A total of 250,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. As of January 1 of each year, the number of shares reserved for issuance under the Purchase Plan will be automatically increased by 150,000 shares. The Purchase Plan is intended to qualify under Section 423 of the Code. Each calendar year, two overlapping offering periods each with a duration of 24 months will commence on February 1 and August 1 (except that the first offering period will commence on the effective date of the offering and end on July 31, 2000). Each offering period contains four six-month accumulation periods, with purchases occurring at the end of each six-month accumulation period. However, the initial accumulation period during the first offering period will begin on the effective date of the offering and end on January 31, 1999. The Purchase Plan will be administered by the Committee. Each employee will be eligible to participate if he or she is employed by the Company for at least 20 hours per week and for more than five months per year. The Purchase Plan permits each eligible employee to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's cash compensation. No more than 1,000 shares may be purchased on any purchase date. The price of each share of Common Stock purchased under the Purchase Plan will be 85% of the lower of (i) the fair market value per share of Common Stock on the date immediately prior to the first date of the applicable offering period (except that in the case of the first offering period, the price per share will be the price offered to the public in the offering) or (ii) the date at the end of the applicable accumulation period. Employees may end their participation in the Purchase Plan at any time during the accumulation period, and participation ends automatically upon termination of employment with the Company.

  In the event of a Change in Control, all offering periods and accumulation periods will terminate and each outstanding purchase right will be exercised. The Board may amend or terminate the Purchase Plan at any time. However, the Board may not, without stockholder approval, increase the number of shares of Common Stock reserved for issuance under the Purchase Plan beyond the automatic increases described above.

 1998 NON-EMPLOYEE DIRECTORS OPTION PLAN

  The Company's 1998 Non-Employee Directors Option Plan (the "Directors Option Plan") was adopted by the Board of Directors on May 27, 1998, subject to approval by the stockholders. Under the Directors Option Plan, non-employee members of the Board of Directors will be eligible for automatic option grants. For issuance under the Directors Option Plan, 200,000 shares of Common Stock have been authorized. No shares have been issued under the Directors Option Plan. The Directors Option Plan is self-administering but any administrative determinations will be made by the Compensation Committee of the Board. The exercise price for options granted under the Directors Option Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same-day sale of the purchased shares.

  Each individual who first joins the Board as a non-employee director after the date of this Offering, whether through election or appointment will receive at that time, an automatic option grant for 20,000 shares of Common Stock. With respect to the initial automatic option grant, the option will become exercisable as to 20% of the shares after one year of Board service and in the balance of the shares in a series of 48 monthly installments over the remaining period of optionee's Board service. In addition, at each annual stockholders meeting, beginning in 1999, each non-employee director who was a director on the date of this Offering and each nonemployee director who becomes a director after the date of this Offering will automatically be granted at that meeting, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase 2,500 shares of Common Stock, which will become fully exercisable on the first anniversary of such meeting. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee's cessation of Board service. However, vesting will automatically accelerate in full upon (i) an acquisition of the Company by merger, consolidation or asset sale, (ii) a tender offer for more than 50% of the outstanding voting stock or proxy contest for Board membership or (iii) the death or disability of the optionee while serving as a Board member.

  The Board may amend or modify the Directors Option Plan at any time. The Directors Option Plan will terminate on May 27, 2008, unless sooner terminated by the Board.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Pursuant to the provisions of the Delaware General Corporation Law ("Delaware Law"), the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of
(i) a breach of the directors' duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the Delaware Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under the Delaware Law. The Company, prior to the completion of this offering, will enter into separate indemnification agreements with its directors which are, in some cases, broader than the specific indemnification provisions contained in the Delaware Law. The indemnification agreements require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  Since January 1, 1995, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows: In January 1996, the Company issued 1,176,471 shares of Series C Preferred Stock at a price of $3.40 per share and in April 1997, the Company issued 939,927 shares of Series D Preferred Stock at a price of $6.23 per share. The following table summarizes the shares of Preferred Stock purchased by executive officers, directors and 5% stockholders of the Company and persons associated with them:

                                                    SERIES C        SERIES D
INVESTOR                                         PREFERRED STOCK PREFERRED STOCK
--------                                         --------------- ---------------
Entities affiliated with Accel Partners(1)......     478,054         286,684
Mohr, Davidow Ventures III(2)...................     177,392         105,720
Entities affiliated with Sequoia Capital(3).....     521,025          40,983
Daniel A. Gaudreau..............................          --          25,000

--------
(1) Includes shares purchased by Accel IV L.P., Accel Investors '93 L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners and Prosper Partners. Messrs. Breyer and Patterson, directors of the Company, are general partners of Accel Partners which is the general partner of the Accel IV L.P., Accel Investors '93 L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners and Prosper Partners.
(2) Ms. Schoendorf, a director of the Company, is a general partner of WLPJ Partners, which is the general partner of Mohr, Davidow Ventures III.
(3) Includes shares purchased by Sequoia Capital IV, Sequoia Technology Partners IV and Sequoia 1995.

  In 1996, the Company made an equity investment of approximately $95,000 in Actuate Japan. This represented approximately 8.3% of the outstanding voting stock of Actuate Japan. This investment is accounted for on the equity basis due to the Company's ability to exercise significant influence over Actuate Japan. During 1996, the Company advanced a total of $160,000 to Actuate Japan. An additional $100,000 was advanced in 1997. The equity investment and remaining outstanding loans were fully written down as of December 31, 1997 due to impairment indicators.

  Prior to the effective date of this offering, the Company intends to enter into indemnification agreements with its directors containing provisions that may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company intends to execute such agreements with its future directors. See "Management--Limitation of Liability and Indemnification Matters".

  The Company has entered into letter agreements with certain of its officers that provide for the acceleration of vesting of shares held by them under certain circumstances. See "Management--Employment Agreements and Change of Control and Severance Arrangements".

  The Company has entered into an agreement (the "BV Agreement") with Telephus Vastgoed B.V. (the "BV"), pursuant to which the BV has established subsidiaries in France, Germany and the United Kingdom (the "BV Subsidiaries"). The Company has entered into agreements with each of the BV Subsidiaries under which the BV Subsidiaries have the exclusive right (other than with respect to value added resellers who have been or will be granted worldwide distribution rights) to distribute the Company's products and use the Company's name in Belgium, France, Germany, Switzerland and the United Kingdom, in exchange for a 50% royalty on sales of the Company's products by the BV Subsidiaries. Beginning six months after the effective date of the Offering, the BV may force the Company to purchase its outstanding shares at a price approximately equal to its last last twelve months' revenues. The purchase price may be paid, at the Company's option, in cash, or in registered shares of the Company's Common Stock. The Company has a right of first refusal on any transfer of ownership interest in the BV and, beginning on July 1, 1999, the Company has the right to cause the shareholders of the BV to sell all of the outstanding shares of the BV to the Company based on the above pricing formula. In the event that the Company fails to purchase the BV upon the request of the BV shareholders, or fails to exercise its right of first refusal, the licenses held by the BV Subsidiaries will become perpetual and royalty free. See "Risk Factors--Risks Associated With Potential Acquisitions of Certain International Distributors" and "--Failure to Expand and Risks Associated With International Sales and Operations".

  The Company holds a minority equity interest in Actuate Japan. The Company has also entered into an agreement with Actuate Japan pursuant to which Actuate Japan has the exclusive right (other than with respect to value added resellers who are or will be granted worldwide distribution rights) to distribute the Company's Products and use the Company's name in Japan, in exchange for a 50% royalty on sales of the Company products by Actuate Japan. The Company has a right of first refusal on any transfer of the outstanding shares of Actuate Japan. In addition, beginning nine months after the effective date of this offering, Actuate Japan has the right to cause the Company to buy all of its outstanding shares, and the Company has the right to cause the other shareholders of Actuate Japan to sell their shares to the Company, in each case pursuant to an pre-determined price formula, in exchange for (at the election of the Company) cash, securities of the Company or through a continuing royalty offset over a 30 month period. See "Risk Factors--Risks Associated With Potential Acquisitions of Certain International Distributors" and "--Failure to Expand and Risks Associated With International Sales and Operations".

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of its Common Stock as of March 31, 1998, and as adjusted to reflect the sale of shares offered by this Prospectus, by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, (iv) all executive officers and directors of the Company as a group and (v) other Selling Stockholders.

                             SHARES BENEFICIALLY            SHARES BENEFICIALLY
                                OWNED PRIOR TO                  OWNED AFTER
                                 OFFERING(1)                  THE OFFERING(2)
                             --------------------           --------------------
NAME AND ADDRESS OF                               SHARES TO
BENEFICIAL OWNER              NUMBER   PERCENT(3)  BE SOLD   NUMBER   PERCENT(3)
-------------------          --------- ---------- --------- --------- ----------
Entities affiliated with
 Accel Partners(4).........  3,931,405    37.5%        --   3,931,405    29.4%
 428 University Avenue
 Palo Alto, CA 94301
Mohr, Davidow Ventures
 III(5)....................  1,449,779    13.8         --   1,449,779    10.8%
 2775 Sand Hill Road, Suite
  240
 Menlo Park, CA 94025
Entities affiliated with
 Sequoia Capital(6)........    562,008     5.4         --     562,008     4.2%
 3000 Sand Hill Road, Suite
  4-280
 Menlo Park, CA 94025
Nicolas C. Nierenberg(7)...  1,650,000    15.5         --   1,650,000    12.2%
 c/o Actuate Software
  Corporation
 999 Baker Way, Suite 270
 San Mateo, CA 94404
Peter I. Cittadini(8)......    502,500     4.8         --     502,500     3.8%
Daniel A. Gaudreau.........    150,000     1.4         --     150,000     1.1%
Edward M. Sesek(9).........    150,000     1.4         --     150,000     1.1%
Albert R. Campa(10)........     82,500       *         --      82,500       *
James Breyer(4)............  3,931,405    37.5         --   3,931,405    29.4%
 c/o Accel Partners
 428 University Avenue
 Palo Alto, CA 94301
Arthur Patterson(4)........  3,931,405    37.5         --   3,931,405    29.4%
 c/o Accel Partners
 428 University Avenue
 Palo Alto, CA 94301
Nancy Schoendorf(5)........  1,449,779    13.8         --   1,449,779    10.8%
 c/o Mohr, Davidow Ventures
 2775 Sand Hill Road, Suite
  240
 Menlo Park, CA 94025
Steven Whiteman(11)........     30,000       *         --      30,000       *
John R. Dafoe..............    300,000     2.8     30,000     270,000     2.0%
David B. Edwards...........    300,000     2.8     30,000     270,000     2.0%
William A. Osberg..........    300,000     2.8     30,000     270,000     2.0%
Paul A. Rogers(12).........    240,000     2.3     20,000     220,000     1.6%
All directors and executive
 officers as a group (9
 persons)(13)..............  7,946,184    72.5%        --   7,946,184    57.8%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. To the Company's knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares of Common Stock beneficially owned includes shares issuable pursuant to stock options that are exercisable within 60 days of March 31, 1998.
 (2) Assumes no exercise of the Underwriters' over-allotment option. If the Underwriter's over-allotment option is exercised in full, Nicolas C. Nierenberg and Peter I. Cittadini will sell an aggregate of 150,000 and 50,000 shares of Common Stock, respectively, and beneficially own 1,500,000 and 452,500 shares, or 11.0% and 3.3%, respectively, of the Company's outstanding Common Stock, after completion of this offering. See "Underwriting".
 (3) Percentage of beneficial ownership is based on 10,486,017 shares of Common Stock outstanding as of March 31, 1998 and 13,376,017 shares of Common Stock to be outstanding after the closing of this offering. Shares issuable pursuant to stock options exercisable within 60 days of March 31, 1998 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
 (4) Includes 3,601,168 shares held by Accel IV L.P., 145,462 shares held by Accel Investors '93 L.P., 74,697 shares held by Accel Keiretsu L.P., 86,490 shares held by Ellmore C. Patterson Partners and 23,588 shares held by Prosper Partners. Messrs. Breyer and Patterson, directors of the Company, are general partners of Accel Partners, the general partner of each of Accel IV L.P., Accel Investors '93 L.P., Accel Keiretsu L.P., Ellmore C. Patterson Partners and Prosper Partners. Each of Messrs. Breyer and Patterson disclaim beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (5) Ms. Schoendorf, a director of the Company, is a general partner of WLPJ Partners, the general partner of Mohr, Davidow Ventures III. Ms. Schoendorf disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.
 (6) Includes 511,428 shares held by Sequoia Capital IV, 28,100 shares held by Sequoia Technology Partners IV and 22,480 shares held by Sequoia 1995.
 (7) Includes 150,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998.
 (8) Includes 40,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998.
 (9) Includes 75,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998.
(10) Includes 8,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998.
(11) Includes 30,000 shares of Common Stock issuable pursuant to a stock option granted to Mr. Whiteman, a director of the Company, on April 14, 1998, which may be exercised within 60 days of March 31, 1998.
(12) Includes 20,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days of March 31, 1998
(13) Includes 378,000 shares of Common Stock issuable pursuant to stock options which may be exercised within 60 days after March 31, 1998, including 180,000 shares of Common Stock issuable pursuant to stock options granted to Mr. Whiteman and Mr. Bahadori, the Company's Vice President, Engineering, subsequent to March 31, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 35,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

  As of March 31, 1998, there were 10,486,017 shares of Common Stock outstanding that were held of record by approximately 75 stockholders. There will be 13,376,017 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and assuming no exercise after March 31, 1998 of outstanding options) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

 CERTIFICATE OF INCORPORATION AND BYLAWS

  Effective upon the closing of this offering, the Certificate of Incorporation will provide that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. This provision of the Certificate of Incorporation could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. This provision is intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an unsolicited acquisition of the Company. The provision also is intended to discourage certain tactics that may be used in proxy fights. However, such provision could have the effect of discouraging others from making tender offers for the Company's shares. Such provision also may have the effect of preventing changes in the management of the Company. See "Risk Factors--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law".

 DELAWARE TAKEOVER STATUTE

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

REGISTRATION RIGHTS

  After this offering, the holders of approximately 6,489,732 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include their shares of such Common Stock therein. Additionally, such holders are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. Further, holders may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration and such registration not taking place prior to six months following the effective date of the offering.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A., and its telephone number is (718) 595-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 13,376,017 shares of Common Stock (13,626,017 shares if the Underwriters' over-allotment option is exercised in full), assuming no exercise of options after March 31, 1998. Of these shares, the 3,000,000 shares offered hereby (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.

  The remaining 10,376,017 outstanding shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act (assuming no exercise of the Underwriters' over-allotment option) ("Restricted Shares"). All such Restricted Shares are subject to lock-up agreements pursuant to which such holders have agreed not to sell any securities of the Company without the prior consent of Goldman, Sachs & Co. for a period of 180 days from the date of this Prospectus. Beginning 180 days after the date of this Prospectus, approximately 10,376,017 Restricted Shares will become eligible for sale under Rule 144 or Rule 701(assuming no exercise of the Underwriters' over-allotment option), of which 8,616,337 shares will be subject to the volume and/or manner of sale restrictions of Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this Prospectus a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 1,337,602 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

  Under Rule 701 as currently in effect, any employee, officer or director of or consultant to the Company who purchased shares under the 1994 Stock Option Plan or pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this Prospectus. However, all Rule 701 shares are subject to lock-up agreements with the Underwriters restricting their sale during the 180-day period following this offering.

  The Company intends to file a registration statement on Form S-8 under the Securities Act to register 2,655,450 shares of Common Stock subject to outstanding stock options or reserved for issuance under the 1994 Stock Option Plan, the 1998 Plan, the Nonemployee Director Plan and the Purchase Plan within 180 days after the date of this Prospectus; thus permitting the resale of such shares by nonaffiliated in the public market without restriction under the Securities Act.

  In addition, after this offering, the holders of approximately 6,489,732 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely traceable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

  The financial statements of the Company at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                          ACTUATE SOFTWARE CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................ F-2
Financial Statements:
  Balance Sheets as of December 31, 1996 and 1997 and March 31, 1998
   (Unaudited)............................................................ F-3
  Statements of Operations for the Years Ended December 31, 1995, 1996 and
   1997 and for the Three Months Ended March 31, 1997 and 1998
   (Unaudited)............................................................ F-4
  Statement of Stockholders' Equity (Net Capital Deficiency) for the Years
   Ended December 31, 1995, 1996 and 1997 and for the Three Months Ended
   March 31, 1998 (Unaudited)............................................. F-5
  Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and
   1997 and for the Three Months Ended March 31, 1997 and 1998
   (Unaudited)............................................................ F-6
  Notes to Financial Statements........................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders Actuate Software Corporation

  We have audited the accompanying balance sheets of Actuate Software Corporation as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Actuate Software Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Palo Alto, California                     Ernst & Young LLP
April 17, 1998, except for Note 10, as to which the date is      , 1998

-------------------------------------------------------------------------------

  The foregoing report is in the form that we will sign upon the consummation of the Delaware reincorporation described in Note 10 to the financial statements.

Palo Alto, California                     /s/ Ernst & Young LLP
June 23, 1998

                          ACTUATE SOFTWARE CORPORATION

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                     DECEMBER 31,                   EQUITY AT
                                   -----------------   MARCH 31,    MARCH 31,
                                    1996      1997       1998         1998
                                   -------  --------  ----------- -------------
                                                      (UNAUDITED)  (UNAUDITED)
              ASSETS
Current assets:
 Cash and cash equivalents........ $ 1,040  $  2,901   $  2,386
 Short-term investments...........     --        290        --
 Accounts receivable, net of
  allowance for doubtful accounts
  of $82, $573 and $573 at
  December 31, 1996 and 1997, and
  March 31, 1998, respectively....   1,873     2,984      2,958
 Other current assets.............     165        66        140
                                   -------  --------   --------
Total current assets..............   3,078     6,241      5,484
Property and equipment, net.......     495     1,096      1,123
Other assets......................      91       144        178
                                   -------  --------   --------
                                   $ 3,664  $  7,481   $  6,785
                                   =======  ========   ========
  LIABILITIES AND STOCKHOLDERS'
 EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
 Accounts payable................. $   296  $    843   $  1,076
 Accrued compensation.............     368       997        763
 Other accrued liabilities........     340     1,679      2,608
 Deferred revenue.................   3,509     6,021      6,257
 Capital lease obligations........     129       125        113
                                   -------  --------   --------
Total current liabilities.........   4,642     9,665     10,817
Capital lease obligations.........     213       124        102
Commitments
Stockholders' equity (net capital
 deficiency):
 Convertible preferred stock,
  $0.001 par value, issuable in
  series: 9,059,610 shares
  authorized at December 31, 1996;
  10,939,464 shares authorized at
  December 31, 1997 and March 31,
  1998 (5,000,000 pro forma);
  5,549,805, 6,489,732 and
  6,489,732 shares issued and
  outstanding (none pro forma);
  aggregate liquidation preference
  of $8,520,002, $14,375,747 and
  $14,375,747 at December 31, 1996
  and 1997, and March 31, 1998,
  respectively (none pro forma)...       5         6          6     $    --
 Common stock, $0.001 par value,
  20,000,000 shares authorized
  (35,000,000 pro forma);
  3,039,447, 3,976,285 and
  3,996,285 shares issued and
  outstanding at December 31, 1996
  and 1997, and March 31, 1998,
  respectively
  (10,486,017 pro forma)..........       3         4          4           10
 Additional paid-in capital.......   8,572    14,908     15,054       15,054
 Note receivable from officer.....     (40)      (40)       (40)         (40)
 Deferred stock compensation......     --       (107)      (209)        (209)
 Accumulated deficit..............  (9,731)  (17,079)   (18,949)     (18,949)
                                   -------  --------   --------     --------
Total stockholders' equity (net
 capital deficiency)..............  (1,191)   (2,308)    (4,134)    $ (4,134)
                                   -------  --------   --------     ========
                                   $ 3,664  $  7,481   $  6,785
                                   =======  ========   ========

                            See accompanying notes.

                          ACTUATE SOFTWARE CORPORATION

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEARS ENDED           THREE MONTHS
                                         DECEMBER 31,          ENDED MARCH 31,
                                    -------------------------  ----------------
                                     1995     1996     1997     1997     1998
                                    -------  -------  -------  -------  -------
                                                                 (UNAUDITED)
Revenues:
  License fees....................  $   --   $   343  $ 7,542  $ 1,095  $ 3,190
  Services........................       22      308    1,976      284      873
                                    -------  -------  -------  -------  -------
Total revenues....................       22      651    9,518    1,379    4,063
                                    -------  -------  -------  -------  -------
Operating expenses:
  Cost of license fees............      --       171      647      103      280
  Cost of services................       53      305    1,263      195      730
  Sales and marketing.............      847    2,965    7,366    1,043    2,715
  Research and development........    1,883    2,731    6,213      926    1,674
  General and administrative......      240      603    1,317      140      556
                                    -------  -------  -------  -------  -------
Total operating expenses..........    3,023    6,775   16,806    2,407    5,955
                                    -------  -------  -------  -------  -------
Loss from operations..............   (3,001)  (6,124)  (7,288)  (1,028)  (1,892)
Equity in losses of affiliate and
 write down of loans to affiliate.      --       (25)    (142)     --       --
Interest and other income
 (expense), net...................      166       90       82       (2)      22
                                    -------  -------  -------  -------  -------
Net loss..........................  $(2,835) $(6,059) $(7,348) $(1,030) $(1,870)
                                    =======  =======  =======  =======  =======
Basic and diluted net loss per
 share............................  $ (1.09) $(2.21)  $ (2.52) $ (0.38) $ (0.57)
                                    =======  =======  =======  =======  =======
Weighted average shares
 outstanding used in per share
 calculation......................    2,591    2,741    2,920    2,723    3,296
                                    =======  =======  =======  =======  =======
Pro forma basic and diluted net
 loss per share (unaudited).......                    $ (0.82)          $ (0.19)
                                                      =======           =======
Shares used in computing pro forma
 basic and diluted net loss per
 share (unaudited)................                      8,940             9,786
                                                      =======           =======


                            See accompanying notes.

                          ACTUATE SOFTWARE CORPORATION

           STATEMENT OF STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                TOTAL
                            CONVERTIBLE                                    NOTE                             STOCKHOLDERS'
                          PREFERRED STOCK    COMMON STOCK    ADDITIONAL RECEIVABLE   DEFERRED                EQUITY (NET
                          ---------------- -----------------  PAID-IN      FROM       STOCK     ACCUMULATED    CAPITAL
                           SHARES   AMOUNT  SHARES    AMOUNT  CAPITAL    OFFICER   COMPENSATION   DEFICIT    DEFICIENCY)
                          --------- ------ ---------  ------ ---------- ---------- ------------ ----------- -------------
BALANCE AT DECEMBER 31,
 1994...................  4,373,334  $ 4   2,580,000   $ 3    $ 4,513     $ --        $ --       $   (837)     $ 3,683
Issuance of common stock
 for services...........        --   --        6,667   --           1       --          --            --             1
Issuance of common stock
 upon exercise of stock
 options................        --   --      427,500   --          61       (40)        --            --            21
Net loss................        --   --          --    --         --        --          --         (2,835)      (2,835)
                          ---------  ---   ---------   ---    -------     -----       -----      --------      -------
BALANCE AT DECEMBER 31,
 1995...................  4,373,334    4   3,014,167     3      4,575       (40)        --         (3,672)         870
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs of $12...........  1,176,471    1         --    --       3,987       --          --            --         3,988
Issuance of common stock
 for cash...............        --   --       18,530   --           9       --          --            --             9
Issuance of common stock
 upon exercise of stock
 options................        --   --        6,750   --           1       --          --            --             1
Net loss................        --   --          --    --         --        --          --         (6,059)      (6,059)
                          ---------  ---   ---------   ---    -------     -----       -----      --------      -------
BALANCE AT DECEMBER 31,
 1996...................  5,549,805    5   3,039,447     3      8,572       (40)        --         (9,731)      (1,191)
Issuance of Series D
 convertible preferred
 stock, net of issuance
 costs of $26...........    939,927    1         --    --       5,828       --          --            --         5,829
Issuance of common stock
 for services...........        --   --        1,605   --           1       --          --            --             1
Issuance of common stock
 upon exercise of stock
 options................        --   --      817,733     1        236       --          --            --           237
Repurchase of common
 stock..................        --   --       (7,500)  --          (3)      --          --            --            (3)
Issuance of common stock
 for acquisition of
 intellectual property..        --   --      125,000   --          77       --          --            --            77
Deferred compensation
 related to grant of
 stock options..........        --   --          --    --         197       --         (197)          --           --
Amortization of deferred
 compensation...........        --   --          --    --         --        --           90           --            90
Net loss................        --   --          --    --         --        --          --         (7,348)      (7,348)
                          ---------  ---   ---------   ---    -------     -----       -----      --------      -------
BALANCE AT DECEMBER 31,
 1997...................  6,489,732    6   3,976,285     4     14,908       (40)       (107)      (17,079)      (2,308)
Issuance of common stock
 upon exercise of stock
 options (unaudited)....        --   --       20,000   --          19       --          --            --            19
Deferred compensation
 related to grant of
 stock options
 (unaudited)............        --   --          --    --         127       --         (127)          --           --
Amortization of deferred
 compensation
 (unaudited)............        --   --          --    --         --        --           25           --            25
Net loss (unaudited)....        --   --          --    --         --        --          --         (1,870)      (1,870)
                          ---------  ---   ---------   ---    -------     -----       -----      --------      -------
BALANCE AT MARCH 31,
 1998 (unaudited).......  6,489,732  $ 6   3,996,285   $ 4    $15,054     $ (40)      $(209)     $(18,949)     $(4,134)
                          =========  ===   =========   ===    =======     =====       =====      ========      =======

                            See accompanying notes.

                          ACTUATE SOFTWARE CORPORATION

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                 (IN THOUSANDS)

                                         YEARS ENDED           THREE MONTHS
                                        DECEMBER 31,          ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net loss.........................  $(2,835) $(6,059) $(7,348) $(1,030) $(1,870)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Amortization of deferred
   compensation..................      --       --        90      --        25
  Depreciation...................       51      170      402       67      149
  Issuance of common stock for
   services and intellectual
   property......................        1      --        78      --       --
  Changes in operating assets and
   liabilities:
   Accounts receivable...........       (6)  (1,868)  (1,111)     785       26
   Other current assets..........      (71)     (89)      99      (59)     (74)
   Accounts payable..............       86      200      547       92      233
   Accrued compensation..........      118      250      629     (112)    (234)
   Other accrued liabilities.....       49      291    1,339      540      929
   Deferred revenue..............      350    3,160    2,512     (457)     236
                                   -------  -------  -------  -------  -------
Net cash used in operating
 activities......................   (2,257)  (3,945)  (2,763)    (174)    (580)
                                   -------  -------  -------  -------  -------
INVESTING ACTIVITIES
Purchases of property and
 equipment.......................     (286)    (335)  (1,003)    (207)    (176)
Purchases of short-term
 investments.....................      --       --      (290)     --       --
Proceeds from maturity of short-
 term investments................    3,547      --       --       --       290
Increase in other assets.........      (23)     (44)     (53)     (11)     (34)
                                   -------  -------  -------  -------  -------
Net cash provided by (used in)
 investing activities............    3,238     (379)  (1,346)    (218)      80
                                   -------  -------  -------  -------  -------
FINANCING ACTIVITIES
Proceeds from issuance of common
 stock...........................       21        9      234       11       19
Payments on capital lease
 obligations.....................      (41)    (114)     (93)     (37)     (34)
Proceeds from issuance of
 preferred stock.................      --     3,988    5,829      --       --
Proceeds from sale and leaseback
 of equipment....................      232      229      --       --       --
                                   -------  -------  -------  -------  -------
Net cash provided by (used in)
 financing activities............      212    4,112    5,970      (26)     (15)
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents............    1,193     (212)   1,861     (418)    (515)
Cash and cash equivalents at
 beginning of year...............       59    1,252    1,040    1,040    2,901
                                   -------  -------  -------  -------  -------
Cash and cash equivalents at end
 of year.........................  $ 1,252  $ 1,040  $ 2,901  $   622  $ 2,386
                                   =======  =======  =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF
 NONCASH FINANCING ACTIVITIES
Issuance of common stock for note
 receivable......................  $    40  $   --   $   --   $   --   $   --
                                   =======  =======  =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Interest paid....................  $    12  $    36  $    81  $    10  $    10
                                   =======  =======  =======  =======  =======

                            See accompanying notes.

                         ACTUATE SOFTWARE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED MARCH
                        31, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND NATURE OF BUSINESS

  The Company has incurred operating losses to date and incurred a net loss of $7.3 million for the year ended December 31, 1997 and $1.9 million for the three months ended March 31, 1998. At December 31, 1997 and March 31, 1998, the Company had a working capital deficiency of $3.4 million and $5.3 million, respectively. The Company anticipates additional debt or equity funding may be needed to finance expected operations in the fiscal year ending December 31, 1998 and for existing obligations. If such additional funding is not available, management believes, based on anticipated obligations, that available resources will be sufficient to enable the Company to meet its obligations through at least December 31, 1998. If anticipated operations are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available (see Note 10--Bank Line of Credit).

 INTERIM FINANCIAL INFORMATION

  The financial information as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the three months ended March 31, 1998 are not necessarily indicative of results to be expected for the entire year.

 INVESTMENT IN AFFILIATE

  In 1996, the Company made an equity investment of approximately $95,000 in Actuate Japan Company Ltd. ("Actuate Japan"). This represented approximately 8.3% of the outstanding voting stock of Actuate Japan. This investment is accounted for on the equity basis due to the Company's ability to exercise significant influence. During 1996, the Company loaned a total of $160,000 in the form of loans. An additional $100,000 was advanced in 1997. The equity investment and remaining outstanding loans were fully written down as of December 31, 1997 due to impairment indicators.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ materially from these estimates.

 NET REVENUE

  The Company recognizes revenue from license fees when a non-cancelable license agreement has been signed with an end user customer or indirect channel partner, the software product covered by the license agreement has been shipped, there are no uncertainties surrounding product acceptance, the license fees are fixed and determinable, and collection of the license fee is considered probable. The Company's products do not require significant customization.

  Revenue from license fees from sales of software products directly to end-users is recognized as revenue after execution of a license agreement or receipt of a definitive purchase order, and shipment of the product, if no significant vendor obligations remain and collection of the resulting receivables is

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

deemed probable. The majority of end user license revenues are derived from end user customer orders for specific individual products. These types of transactions are recognized as revenue upon shipment of product. Advance payments from end-users, in arrangements in which the end user customer has the right to future unspecified products, are deferred and recognized as revenue ratably over the estimated term of the period, typically one year, during which the end-user is entitled to receive the products.

  License arrangements with enterprise application vendors, resellers and distributors generally take the form of either (a) fixed price arrangements in which the contracting entity has the right to the unlimited usage and resale of the licensed software for a specified term and pursuant to which license fee revenue is deferred and recognized on a straight-line basis over the term of the license agreement or (b) arrangements pursuant to which a royalty is paid to the Company, which the Company recognizes as revenue based on the enterprise application vendor's sell-through.

  Service revenues are primarily comprised of revenue from maintenance agreements, training and consulting fees. Revenue from maintenance agreements is deferred and recognized on a straight-line basis as service revenue over the life of the related agreement, which is typically one year. Service revenues from training and consulting are recognized upon completion of the work to be performed.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Effective January 1, 1998, the Company adopted SOP 97-2. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, upgrades, enhancements, postcontract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products, including specified upgrades or enhancements, generally is recognized upon delivery of the products. The revenue allocated to unspecified upgrades and updates and postcontract customer support generally is recognized as the services are performed. If evidence of the fair value for all elements of the arrangement does not exist, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. There was no material change to the Company's accounting for revenues as a result of the adoption of SOP 97-2.

 CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  Cash and cash equivalents consist of cash deposited with banks and highly liquid high quality debt securities with original maturities of 90 days or less. All short-term investments are classified as available-for-sale, are carried at amortized cost, which approximates fair value, and consist of high quality debt securities with original maturities between 90 days and one year.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of marketable investments and accounts receivable. The Company places its investments with high-credit-quality multiple issuers. The Company sells to a diverse customer base primarily to customers in the United States. No single customer accounts for more than 10% of the Company's sales. The Company does not require collateral on sales with credit terms. During the years ended

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

December 31, 1996 and 1997, respectively, the Company added approximately $82,000 and $630,000 to its bad debt reserves. Total write-offs of uncollectible amounts were zero and approximately $139,000 in these years, respectively.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair values for marketable debt securities are based on quoted market prices. The carrying value of these securities approximate their fair value.

  The fair value of notes is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying value of the note receivable from officer approximates the fair value.

  The fair value of short-term and long-term capital lease obligations is estimated based on current interest rates available to the Company for debt instruments with similar terms, degree of risk and remaining maturities. The carrying value of these obligations approximates their respective fair values.

 RESEARCH AND DEVELOPMENT

  Research and development expenditures are expensed to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 1997, all research and development costs have been expensed.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets which range from three to five years. Assets held under capital leases are amortized over the shorter of the asset life or the remaining lease term. The related amortization expense is included in depreciation expense.

 STOCK-BASED COMPENSATION

  The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25
("APB 25"), "Accounting for Stock Issued to Employees" and related interpretations and to adopt the pro forma disclosure alternative as described in SFAS 123 in accounting for its employee stock option plan (see Note 8).

 NET LOSS PER SHARE

  Net loss per share is presented under Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

consideration, prior to the anticipated effective date of the IPO are included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  In accordance with SFAS 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Basic pro forma net loss per share as presented in the statement of operations has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock that will automatically convert upon completion of the Company's proposed initial public offering (using the if-converted method) from the original date of issuance. If the offering contemplated by this Prospectus is consummated, all of the convertible preferred stock outstanding as of March 31, 1998 will automatically be converted into an aggregate of 6,489,732 shares of common stock, based on the shares of convertible preferred stock outstanding as of March 31, 1998. Unaudited pro forma shareholders' equity at March 31, 1998, as adjusted for the conversion of convertible preferred stock, is disclosed on the balance sheet.

  A reconciliation of shares used in the calculation of basic and diluted and pro forma net loss per share follows (in thousands):

                                                               THREE MONTHS
                                         YEARS ENDED               ENDED
                                        DECEMBER 31,             MARCH 31,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
   Net loss......................  $(2,835) $(6,059) $(7,348) $(1,030) $(1,870)
   Basic and diluted:
     Weighted-average shares of
      common stock outstanding...    2,728    3,033    3,578    3,060    3,981
     Weighted-average shares
      subject to repurchase......    (137)    (292)    (658)    (337)    (685)
                                   -------  -------  -------  -------  -------
   Shares used in computing basic
    and diluted net loss per
    share........................    2,591    2,741    2,920    2,723    3,296
                                   =======  =======  =======  =======  =======
   Basic and diluted net loss per
    share........................  $ (1.09) $ (2.21) $ (2.52) $ (0.38) $ (0.57)
                                   =======  =======  =======  =======  =======
   Pro forma:
    Shares used above
     Adjusted to reflect the
      weighted effect of the
      assumed conversion of
      convertible
      preferred stock............                      6,020             6,490
                                                     -------           -------
     Shares used in computing pro
      forma basic and diluted net
      loss per share.............                      8,940             9,786
                                                     =======           =======
     Pro forma basic and diluted
      net loss per share
      (unaudited)................                    $ (0.82)          $ (0.19)
                                                     =======           =======

  Had the Company been in a net income position, diluted earnings per share for fiscal year 1997 and the three months ended March 31, 1998 would have included the shares used in the computation of pro forma basic net loss per share as well as the dilutive effect of 229,270 and 479,193 shares, respectively, related to outstanding options, calculated using the treasury method.

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


 COMPREHENSIVE INCOME

  In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130") which will be required to be adopted by the Company in the year ended December 31, 1998. The Company adopted SFAS 130 in the three months ended March 31, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there is no difference between the Company's reported net loss and the comprehensive net loss under SFAS 130 for the periods presented.

 SEGMENTS

  In June 1997, the FASB issued SFAS 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS 131 is effective for the fiscal year ended December 31, 1998 and establishes standards for disclosures about products, geographies and major customers. The Company expects that implementation of this standard will not have a material effect on its financial statement disclosures.

2. INVESTMENT IN AFFILIATE

  In March 1996, the Company established a joint venture company in Japan with six other corporate partners, receiving approximately 8.3% of the equity ownership of the venture known as Actuate Japan. For the year ended December 31, 1997 and the three months ended March 31, 1998, royalties received from sales made by Actuate Japan were approximately $56,000 and $8,000, respectively.

  The Company has a call option for all of the shares issued to the other investors. The price to purchase the remaining (approximately 92%) of Actuate Japan at December 31, 1997 would have been a maximum of 220,000,000 yen (approximately $1,680,000).

  In March 1999, or nine months following a public offering of the Company, the other corporate partners have the right to cause the Company to buy all of their outstanding shares, at a specified price, for securities of the Company, cash or through the reduction of a future royalty stream.

3. SHARE PURCHASE AGREEMENT

  Under a share purchase agreement dated March 1996, and related agreements, the Company agreed to grant a license to a Dutch corporation, Actuate B.V. This license permits Actuate B.V. to produce, commercialize, sell and support the Company's products through wholly owned operating companies in France, England and Germany. The Company has no equity ownership in Actuate B.V.

  The Company has a right of first refusal to purchase the shares of Actuate B.V., which may be tendered to the Company by Actuate B.V. shareholders at any stage at a specified price, dependent upon timing and company status.

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


4. SHORT-TERM INVESTMENTS

  The following table summarizes the amortized cost, which approximates the fair value of the Company's investments and their contractual maturities (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Corporate debt obligations......................................    $2,073
                                                                       ======
   Included in cash and cash equivalents...........................    $1,783
   Included in short-term investments..............................       290
                                                                       ------
   Due within one year.............................................    $2,073
                                                                       ======

  Unrealized gains and losses at December 31, 1997 and realized gains and losses for the year ended December 31, 1997 were not material.

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1996    1997
                                                                  -----  ------
   Furniture and fixtures........................................ $ 105  $  282
   Computers and purchased software..............................   624   1,450
                                                                  -----  ------
                                                                    729   1,732
   Less accumulated depreciation.................................  (234)   (636)
                                                                  -----  ------
   Property and equipment, net................................... $ 495  $1,096
                                                                  =====  ======

  Property and equipment includes certain furniture, computers and equipment financed under capital leases. The cost and accumulated depreciation of such assets under capital leases was approximately $564,000 and $213,000 at December 31, 1996 and $564,000 and $381,000 at December 31, 1997,
respectively.

6. NOTE RECEIVABLE

  As of December 31, 1996 and 1997, the Company had outstanding a note receivable under full recourse terms from an officer of the Company in the amount of $40,375, for the issuance of 269,167 shares of common stock upon exercise of the shareholders stock options. Interest accrues at the rate of 6.28% per annum. The entire principal balance, together with all accrued interest, becomes due and payable in one lump sum on September 22, 2000.

7. COMMITMENTS

 OPERATING LEASE COMMITMENTS

  The Company leases its facilities under noncancelable operating leases expiring in May 2000 and May 2002. The Company also leases equipment under operating lease agreements. Rent expense for facilities under operating leases was approximately $96,000, $189,000 and $441,000 for the years

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)

ended December 31, 1995, 1996 and 1997, respectively. Future minimal rental commitments under operating leases are as follows (in thousands):

   Fiscal year
    1998................................................................. $  781
    1999.................................................................    767
    2000.................................................................    689
    2001.................................................................    633
    2002.................................................................    345
                                                                          ------
                                                                          $3,215
                                                                          ======

 CAPITAL LEASE OBLIGATIONS

  The Company leases certain furniture, computers and equipment under noncancelable capital leases resulting from sale and leaseback transactions. Obligations under capital leases represent the present value of future noncancelable rental payments under various lease agreements. Upon completion of each lease, the Company has the option to renew the lease or purchase the equipment for 15% of the original purchase price.

  Future minimum lease payments under capital leases are as follows (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
   Fiscal year ended
    1998...........................................................    $ 158
    1999...........................................................      102
    2000...........................................................       36
                                                                       -----
   Total minimum lease payments....................................      296
   Less amount representing interest...............................      (47)
                                                                       -----
   Present value of net minimum lease payments.....................      249
   Less current portion............................................     (125)
                                                                       -----
   Long-term portion...............................................    $ 124
                                                                       =====

8. SHAREHOLDERS EQUITY

 CONVERTIBLE PREFERRED STOCK

  A summary of convertible preferred stock is as follows:

                                                        DECEMBER 31,
                            ---------------------------------------------------------------------
                                           1996                               1997
                            ---------------------------------- ----------------------------------
                                       ISSUED AND  LIQUIDATION            ISSUED AND  LIQUIDATION
                            AUTHORIZED OUTSTANDING PREFERENCE  AUTHORIZED OUTSTANDING PREFERENCE
                            ---------- ----------- ----------- ---------- ----------- -----------
   Series A................ 2,040,000   2,040,000  $1,020,000   2,040,000  2,040,000  $ 1,020,000
   Series B................ 2,333,334   2,333,334   3,500,001   2,333,334  2,333,334    3,500,001
   Series B1............... 2,333,334         --          --    2,333,334        --           --
   Series C................ 1,176,471   1,176,471   4,000,001   1,176,471  1,176,471    4,000,001
   Series C1............... 1,176,471         --          --    1,176,471        --           --
   Series D................       --          --          --      939,927    939,927    5,855,745
   Series D1...............       --          --          --      939,927        --           --
                            ---------   ---------  ----------  ----------  ---------  -----------
                            9,059,610   5,549,805  $8,520,002  10,939,464  6,489,732  $14,375,747
                            =========   =========  ==========  ==========  =========  ===========

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


  Each share of Series A, B, B1, C, C1, D and D1 preferred stock is convertible, at the option of the holder, into a share of common stock, on a one-for-one basis, subject to certain adjustments for dilution, if any, resulting from future stock issuances or stock splits or combinations. Additionally, the preferred shares automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000,000 in gross proceeds and the price per share is at least $9.00 (subject to adjustment for a recapitalization or certain other stock adjustments). With the exception of certain protective voting provisions, the Series A, B, B1, C, C1, D and D1 preferred shareholders have voting rights equal to the common shares they would own upon conversion.

  Series A, B, B1, C, C1, D and D1 preferred shareholders are entitled to annual noncumulative dividends, before and in preference to any dividends paid on common stock, when and as declared by the board of directors. No dividends have been declared through December 31, 1997.

  The Series A, B, B1, C, C1, D and D1 preferred shareholders are entitled to receive, upon liquidation or merger, a distribution of $0.50, $1.50, $1.50, $3.40, $3.40, $6.23 and $6.23 per share, respectively (subject to adjustment for a recapitalization) plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed ratably on a per-share basis among the common shareholders and the Series A, B, B1, C, C1, D and D1 preferred shareholders.

  If, upon liquidation, the assets and funds distributed among the preferred shareholders are insufficient to permit the entitled payment, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A, B, B1, C, C1, D and D1 preferred shares in proportion to the aggregate preferential amounts owed to each such holder.

  After the earlier of December 1, 1998 or three months after the effective date of the first registration statement for a public offering of the Company's securities, at least 30% of the preferred shareholders may request the Company to file a registration statement for aggregate proceeds in excess of $7,500,000, as defined in the agreement. No more than two such registration statements may be requested and such request may be deferred for up to 120 days in the event that the CEO of the Company considers such filing to be detrimental to the Company. The preferred shareholders also hold certain additional registration rights.

  The Company's Articles of Incorporation designate the rights, preferences and privileges of Series B1, C1 and D1 preferred stock. Shares of Series B1, C1 and D1 preferred stock are automatically issuable in the event that a holder of the Company's Series B, C or D preferred stock does not purchase its pro rata share of a dilutive equity financing of the Company. If a holder chooses not to participate for its pro rata share of a dilutive equity financing, each share of the Series B, C or D preferred stock, as applicable, is automatically converted upon closing of the financing into one share of the derivative series of preferred stock, either Series B1, C1 or D1 preferred stock, as applicable. The Series B1, C1 and D1 preferred shares have the identical rights as the original Series B, C and D preferred shares except that the Series B1, C1 and D1 preferred stock have no price-based antidilution protection.

 COMMON STOCK

  As of December 31, 1996 and 1997, the Company has reserved 5,549,805 and 6,489,732 shares of common stock, respectively, for issuance upon conversion of its Series A, B and C preferred stock.

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


 STOCK OPTION PLAN

  In May 1994, the board of directors adopted the 1994 Stock Option Plan (the "Option Plan") for issuance of common stock to employees, consultants and nonemployee directors. There are 2,097,100 shares of common stock reserved for issuance under this Plan as of December 31,1997.

  Options granted may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of no less than the fair value and nonstatutory options may be granted to eligible participants at exercise prices of no less than 85% of the fair value of the common stock on the grant date as determined by the Plan Administrator. Options are generally exercisable upon grant, subject to repurchase rights by the Company until vested. Shares generally vest at the rate of 20% after one year from the date of grant, with the remaining balance vesting monthly over the next four years. However, the Company has the discretion to accelerate the vesting at the time an option is granted or at any time while the option remains outstanding. All options outstanding will automatically vest at the time of an acquisition, unless the option is either assumed by the successor corporation or the option is replaced with a cash incentive program to preserve the spread existing between the fair value and the exercise price.

  At December 31, 1996 and 1997, 260,293 and 770,436 shares of common stock issued under the Plan were subject to repurchase by the Company, respectively. All outstanding repurchase rights under the Plan shall terminate automatically upon the occurrence of any merger, consolidation, or disposition of all or substantially all of the Company's assets, except to the extent the repurchase rights are expressly assigned to the successor corporation.

  Activity under the Plan was as follows:

                                            OUTSTANDING OPTIONS
                                 SHARES    ----------------------   WEIGHTED-
                               AVAILABLE   NUMBER OF   PRICE PER     AVERAGE
                               FOR GRANT    SHARES       SHARE    EXERCISE PRICE
                               ----------  ---------  ----------- --------------
   Balance at December 31,
    1994.....................     815,500     25,000  $      0.03     $0.03
     Options granted.........    (815,500)   815,500  $      0.15     $0.15
     Options exercised.......         --    (427,500) $0.03-$0.15     $0.14
                               ----------  ---------  -----------     -----
   Balance at December 31,
    1995.....................         --     413,000  $      0.15     $0.15
     Additional
      authorization..........     182,000        --           --        --
     Options granted.........    (159,500)   159,500  $0.15-$0.34     $0.29
     Options exercised.......         --      (6,750) $      0.15     $0.15
     Options forfeited.......      56,000    (56,000) $0.15-$0.34     $0.18
                               ----------  ---------  -----------     -----
   Balance at December 31,
    1996.....................      78,500    509,750  $0.15-$0.34     $0.19
     Additional
      authorization..........   1,074,600        --           --        --
     Options granted.........  (1,146,350) 1,146,350  $0.34-$2.10     $0.81
     Options exercised.......         --    (817,733) $0.15-$1.25     $0.29
     Options forfeited.......      36,417    (36,417) $0.15-$0.62     $0.34
     Options repurchased.....       7,500        --   $      0.34     $0.34
                               ----------  ---------  -----------     -----
   Balance at December 31,
    1997.....................      50,667    801,950  $0.15-$2.10     $0.97
     Additional authorization
      (unaudited)............     678,250        --           --        --
     Options granted
      (unaudited)............    (158,900)   158,900  $2.10-$3.00     $2.60
     Options exercised
      (unaudited)............         --     (20,000) $0.15-$3.00     $0.90
     Options forfeited
      (unaudited)............      35,400    (35,400) $0.34-$2.10     $1.10
                               ----------  ---------  -----------     -----
     Balance at March 31,
      1998 (unaudited).......     605,417    905,450  $0.15-$3.00     $1.26
                               ==========  =========  ===========     =====

  The weighted-average deemed fair value of stock options granted in fiscal year 1996 and 1997 was $0.05 and $0.21, respectively.

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


  The following table summarizes information concerning outstanding and exercisable options:

                                       AS OF DECEMBER 31, 1997
                         --------------------------------------------------------------
                                                    WEIGHTED-
                                                     AVERAGE
        RANGE OF             OPTIONS                REMAINING              WEIGHTED-
        EXERCISE         OUTSTANDING AND           CONTRACTUAL              AVERAGE
         PRICES            EXERCISABLE                LIFE               EXERCISE PRICE
        --------         ---------------           -----------           --------------
       $0.15-$0.62           489,450                9.3 years                $0.46
       $1.25-$2.10           312,500                9.8 years                $1.77
                             -------
       $0.15-$2.10           801,950                9.5 years                $0.97
                             =======

  At December 31, 1996 and 1997, 117,099 and 26,037 outstanding options were vested, respectively.

 STOCK COMPENSATION

  The Company recorded deferred compensation of approximately $197,000 and $127,000 during the year ended December 31, 1997 and three months ended March 31, 1998, respectively. These amounts represent the difference between the exercise price and the deemed fair value of the Company's common stock during the periods in which such stock options were granted. The Company recorded amortization of deferred compensation as an expense of approximately $90,000 and $25,000, respectively, during these periods. At March 31, 1998, the Company has a total of approximately $209,000 remaining to be amortized over the corresponding vesting period of each respective option, generally five years (see Note 10--Option Grants).

 PRO FORMA INFORMATION

  The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

  Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of SFAS
123. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for fiscal year 1995, 1996 and 1997: risk-free interest rate of approximately 6.6%, 6.0% and 6.0%, respectively; a weighted-average expected life of the option of five years and a dividend yield of zero for all periods.

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
   Net loss (in thousands):
     As reported................................. $ (2,835) $ (6,059) $ (7,348)
     Pro forma................................... $ (2,840) $ (6,067) $ (7,376)
   Basic and diluted net loss per share:
     As reported................................. $  (1.09) $  (2.21) $  (2.52)
     Pro forma................................... $  (1.10) $  (2.21) $  (2.52)

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


9. INCOME TAXES

  As of December 31, 1997, the Company had federal net operating loss carryforwards of approximately $14,800,000. The Company also had federal research and development tax credit carryforwards of approximately $300,000 at December 31, 1997. The net operating loss and credit carryforwards will expire beginning in 2008 through 2012, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets for federal and state income taxes are as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Net operating loss carryforwards........................... $ 3,300  $ 5,200
   Research credit carryforwards..............................     200      500
   Capitalized research and development.......................     200      300
   Warranty reserve...........................................     --       400
   Other, net.................................................     200      400
                                                               -------  -------
   Total deferred tax assets..................................   3,900    6,800
   Valuation allowance........................................  (3,900)  (6,800)
                                                               -------  -------
                                                               $   --   $   --
                                                               =======  =======

  The net valuation allowance increased by $2,300,000 during the year ended December 31, 1996.

10. SUBSEQUENT EVENTS

 BANK LINE OF CREDIT

  On May 26, 1998, the Company obtained a bank line of credit which provides for up to $5.0 million in borrowings. The Company can borrow up to 80% of eligible accounts receivable against the line of credit. The interest rate on borrowed amounts is prime plus 2.25%. The Company is required to comply with various financial covenants, is prohibited from paying dividends and the Company must deposit $3.0 million of the proceeds of the proposed initial public offering with the lender through May 25, 1999, the maturity date of the line of credit.

 OPTION GRANTS

  In April 1998, the Company's Board of Directors authorized the grant of options to acquire an aggregate of 115,000 shares of the Company's Common Stock with a weighted average exercise price of $5.04 per share. The Company will record deferred stock compensation of $229,000 in connection with these options which it will recognize over the vesting period of the options.

                         ACTUATE SOFTWARE CORPORATION

   (INFORMATION AS OF MARCH 31, 1998 AND RELATING TO THE THREE MONTHS ENDED
                     MARCH 31, 1997 AND 1998 IS UNAUDITED)


 REINCORPORATION, AMENDMENT TO THE ARTICLES OF INCORPORATION

  During May 1998, the Company's Board of Directors authorized the reincorporation, effective prior to the Company's initial public offering, of the Company in the State of Delaware. Upon reincorporation, the Company will be authorized to issue 35,000,000 shares of Common Stock, $0.001 par value and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value.

 1998 EQUITY INCENTIVE PLAN

  On May 27, 1998, the Company's Board of Directors adopted the 1998 Equity Incentive Plan (the "Plan"), subject to stockholder approval. A total of 1,300,000 shares were reserved for issuance under the Plan, including any shares remaining available for grant under the 1994 Stock Option Plan. Each year, the number of shares reserved for issuance under the Plan will be increased by the lesser of 700,000 shares or 5% of the total number of shares of Common Stock then outstanding.

 1998 EMPLOYEE STOCK PURCHASE PLAN

  On May 27, 1998, the Company's Board of Directors adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan"), subject to stockholder approval. A total of 250,000 shares of Common Stock have been reserved for issuance thereunder with annual increases of 150,000 shares. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through periodic payroll deductions of up to 15% of base compensation. No more than 1,000 shares may be purchased on any purchase date per employee. Each offering period will have a maximum duration of 24 months. The price at which the Common Stock may be purchased is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable offering period or on the last day of the respective purchase period. The initial offering period will commence on the effectiveness of the initial public offering and will end on July 31, 2000.

 1998 NON-EMPLOYEE DIRECTORS OPTION PLAN

  On May 27, 1998, the Company's Board of Directors adopted the 1998 Non-Employee Directors Option Plan (the "Directors Option Plan"), subject to approval by the stockholders. For issuance under the Directors Option Plan, 200,000 shares of Common Stock have been authorized. No shares have been issued to date. Each individual who joins the Board as a non-employee director on or after the effective date of the Directors Option Plan and after the date of the initial public offering will receive at that time an automatic option grant of 20,000 shares of Common Stock. The initial grant will vest over 5 years, with the first 20% of the grant vesting after one year. Additional grants of 2,500 shares per annum will automatically be made at each annual shareholder meeting to each non-employee director.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co. and Credit Suisse First Boston Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
   Goldman, Sachs & Co. ..............................................
   Credit Suisse First Boston Corporation.............................
                                                                       ---------
       Total.......................................................... 3,000,000
                                                                       =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $    per share. The Underwriters may allow,
and such dealers may reallow, a concession not in excess of $    per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Company and the Selling Stockholders have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered.

  The Company and Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the offering.

  The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earning prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Application has been made for listing on the Nasdaq National Market under the symbol "ACTU".

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

  In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

  The Underwriters have reserved for sale, at the initial public offering price, up to 10% of the Common Stock offered hereby for certain individuals designated by the Company who have expressed an interest in purchasing such shares of Common Stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

ACTUATE PRODUCTS GRAPHIC

  Description: Graphic illustration showing screenshots of certain Actuate products, with captions, and pictures of various blank computer screens surrounding a cloud at the center of the graphic. A brief description of the Actuate Reporting System, and a list of its components and their functions, is provided in a column at right.

  Header: Meeting the Information Needs of the Enterprise

  Caption: The Actuate Reporting System is designed to allow organizations to replace traditional paper-based and on-line reports with Live Report Documents, which feature rich interactive capabilities. Actuate's adaptable environment allows developers to create reports from virtually any data source and in virtually any format required by end users. Actuate's server-centric architecture can scale to support large organizations and can distribute reports to users all over the world via the Internet.

  Actuate Report Server: Generate, store and print Live Report Documents and HTML reports.

  Actuate Web Agent: Access the Actuate Report Encyclopedia via the Internet; Publish Live Report Documents via the Internet

  Actuate Live Report Extension: View Live Report Documents from the Internet

  Actuate Viewer: View and print Live Report Documents

  Actuate End User Desktop: Request, generate, view and print Live Report Documents

  Actuate Administrator Desktop: Maintain security and set resource quotas; Manage Report Server and schedule production.

  Actuate Developer Workbench: Design, test and maintain Live Report Documents

  Actuate Software Development Kit: Integrate Actuate Viewer and End User Desktop Active X controls into virtually any application

Screenshot Captions

Developer Workbench
  Caption: Actuate's Developer Workbench is a visual object-oriented development environment for designing, compiling, viewing and debugging report designs. Developers assemble reports by dragging and dropping components from palettes and libraries to create client/server and HTML reports.

Live Report Extension
  Caption: Actuate's Live Report Extensions allow users to view and print Live Report Documents through browsers such as Netscape Navigator and Microsoft Internet Explorer.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   30
Management................................................................   42
Certain Transactions......................................................   50
Principal and Selling Stockholders........................................   52
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   56
Legal Matters.............................................................   57
Experts...................................................................   57
Additional Information....................................................   57
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

                               ----------------
 THROUGH AND INCLUDING      , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PRO-
SPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPEC-TUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,000,000 SHARES

                         ACTUATE SOFTWARE CORPORATION

                                 COMMON STOCK
                         (PAR VALUE $0.001 PER SHARE)



                               ----------------

                               [LOGO OF ACTUATE]

                               ----------------


                             GOLDMAN, SACHS & CO.

                        CREDIT SUISSE FIRST BOSTON

                      REPRESENTATIVES OF THE UNDERWRITERS


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

   SEC registration fee............................................... $ 10,177
   NASD fee...........................................................    3,950
   Nasdaq National Market listing fee.................................   82,000
   Printing and engraving expenses....................................  150,000
   Legal fees and expenses............................................  225,000
   Accounting fees and expenses.......................................  225,000
   Blue sky fees and expenses.........................................    5,000
   Transfer agent fees................................................   10,000
   Miscellaneous fees and expenses....................................   13,873
                                                                       --------
     Total............................................................ $725,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 7.6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Prior to the effectiveness of the offering, the Registrant expects to enter into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law." Reference is made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following transactions reflect the issuance during the previous three years of securities not registered under the Securities Act:

    1. In January 1996, the Company issued 1,176,471 shares of Series C Preferred Stock for an aggregate purchase price of approximately $4,000,000 to a group of 9 investors.

    2. In May 1996, the Company issued 18,530 shares of its Common Stock with a value of $6,300 to a consultant.

    3. In April 1997, the Company issued 939,927 shares of Series D Preferred Stock for an aggregate purchase price of approximately $5,885,745 to a group of 16 investors.

    4. In June 1997, the Company issued 1,605 shares of its Common Stock with a value of $995 to a consultant.


    5. In August and September 1997, the Company issued an aggregate of 125,000 shares of its Common Stock with a value of $124,750 in connection with the acquisition of certain assets from Netscheme Solutions, Inc.

    6. As of March 31, 1998, the Company had issued and sold 1,264,483 shares of its Common Stock to employees at prices of between $0.03 and $2.10 per share pursuant to exercises of options under its 1994 Stock Option Plan.


  The issuances described in Items 15(1)-(6) were exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share Articles issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
  *1.1   Form of Underwriting Agreement.
  +3.1   Articles of Incorporation of the Registrant, as amended to date.
  +3.2   Amended and Restated Certificate of Incorporation to be filed upon the closing of the reincorporation of the Registrant in Delaware.
  +3.3   Form of Certificate of Incorporation to be filed upon the closing of the offering made hereby.
  +3.4   Bylaws of the Registrant, as amended to date.
   3.5   Form of Bylaws of the Registrant to be in effect upon the closing of the reincorporation of the Registrant in Delaware.
  +3.6   Amended and Restated Investor Rights Agreement.
  +4.1   Reference is made to Exhibits 3.1, 3.2 and 3.3.
  +4.2   Specimen Common Stock Certificate.
  *5.1   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP.
 +10.1   Form of Indemnification Agreement.
 +10.2   1994 Stock Option Plan, as amended.
 +10.3   1998 Equity Incentive Plan.
 +10.4   1998 Employee Stock Purchase Plan.
 +10.5   1998 Non-Employee Directors Option Plan.
 +10.7   Promissory Note between the Company and Actuate Japan, Co., Ltd. dated
         December 27, 1997.
  10.8   Office Lease, as amended, between the Company and 999 BW Corporation dated March 27, 1995.
 +10.9   Sublease Agreement between the Company and Cisco Systems, Inc. dated
         January 15, 1998.
 +10.10  Share Purchase Agreement, as amended, between the Company and Schroder
         Ventures French Enterprise Fund L.P.I., Schrader Ventures French
         Enterprise Fund UKLP, SUK VFIV Nominees Limited, Michael Berman,
         Pierre Braude, Patrick Chancerelle and Giles Vliegen, dated September
         25, 1997.

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
 +10.11  Shareholders Agreement between the Company and Air Co., Ltd., Toshiba
         Information Systems Corporation, Computer Institute of Japan, Ltd.,
         Sumitomo Metal Industries and Masanori Harada, dated March 29, 1996.
 +10.12  Business Loan Agreement between the Company and Silicon Valley Bank, dated May 26, 1998.
 +10.13  Offer Letter between the Company and Daniel A. Gaudreau dated May 7,
         1997.
 +10.14  Offer Letter between the Company and Hamid Bahadori dated May 20,
         1998.
  23.1   Consent of Ernst & Young LLP, Independent Auditors dated June 23,
         1998.
 *23.2   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
         LLP. Reference is made to Exhibit 5.1.
 +24.1   Power of Attorney.
 +27.1   Financial Data Schedule.

--------
+  Previously filed.
*  To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules have been omitted because the information required to be set forth therein is not applicable or is readily available in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, Articles in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of Incorporation or the Bylaws of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN MATEO, CALIFORNIA, ON THIS 6TH DAY OF JULY, 1998.

                                          Actuate Software Corporation

                                                  /s/ Daniel A. Gaudreau
                                          By: _________________________________
                                                    DANIEL A. GAUDREAU
                                                  CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
       Nicolas C. Nierenberg*
                                       President, Chief          July 6, 1998
-------------------------------------   Executive Officer
        NICOLAS C. NIERENBERG           and Director
                                        (Principal
                                        Executive Officer)

       /s/ Daniel A. Gaudreau          Chief Financial           July 6, 1998
-------------------------------------   Officer, Vice
         DANIEL A. GAUDREAU             President Finance
                                        (Principal
                                        Financial and
                                        Accounting Officer)

            James Breyer*              Director                  July 6, 1998
-------------------------------------
            JAMES BREYER

          Arthur Patterson*            Director                  July 6, 1998
-------------------------------------
          ARTHUR PATTERSON

          Nancy Schoendorf*            Director                  July 6, 1998
-------------------------------------
          NANCY SCHOENDORF

          Steven Whiteman*             Director                  July 6, 1998
-------------------------------------
           STEVEN WHITEMAN

*By:   /s/ Daniel A. Gaudreau
  ----------------------------------
         DANIEL A. GAUDREAU
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    *1.1     Form of Underwriting Agreement.
    +3.1     Articles of Incorporation of the Registrant, as amended to date.
    +3.2     Amended and Restated Certificate of Incorporation to be filed upon the closing of the reincorporation of the Registrant in Delaware.
    +3.3     Form of Certificate of Incorporation to be filed upon the closing of the offering made hereby.
    +3.4     Bylaws of the Registrant, as amended to date.
     3.5     Form of Bylaws of the Registrant to be in effect upon the closing of the reincorporation of the Registrant in Delaware.
    +3.6     Amended and Restated Investor Rights Agreement.
    +4.1     Reference is made to Exhibits 3.1, 3.2 and 3.3.
    +4.2     Specimen Common Stock Certificate.
    *5.1     Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP.
   +10.1     Form of Indemnification Agreement.
   +10.2     1994 Stock Option Plan, as amended.
   +10.3     1998 Equity Incentive Plan.
   +10.4     1998 Employee Stock Purchase Plan.
   +10.5     1998 Non-Employee Directors Option Plan.
   +10.7     Promissory Note between the Company and Actuate Japan, Co., Ltd.
             dated December 27, 1997.
    10.8     Office Lease, as amended, between the Company and 999 BW
             Corporation dated March 27, 1995.
   +10.9     Sublease Agreement between the Company and Cisco Systems, Inc.
             dated January 15, 1998.
   +10.10    Share Purchase Agreement, as amended, between the Company and
             Schroder Ventures French Enterprise Fund L.P.I., Schrader Ventures
             French Enterprise Fund UKLP, SUK VFIV Nominees Limited, Michael
             Berman, Pierre Braude, Patrick Chancerelle and Giles Vliegen,
             dated September 25, 1997.
   +10.11    Shareholders Agreement between the Company and Air Co., Ltd.,
             Toshiba Information Systems Corporation, Computer Institute of
             Japan, Ltd., Sumitomo Metal Industries and Masanori Harada, dated
             March 29, 1996.
   +10.12    Business Loan Agreement between the Company and Silicon Valley
             Bank, dated May 26, 1998.
   +10.13    Offer Letter between the Company and Daniel A. Gaudreau dated May
             7, 1997.
   +10.14    Offer Letter between the Company and Hamid Bahadori dated May 20,
             1998.
    23.1     Consent of Ernst & Young LLP, Independent Auditors dated June 23,
             1998.
   *23.2     Consent of Gunderson Dettmer Stough Villeneuve Franklin &
             Hachigian, LLP. Reference is made to Exhibit 5.1.
   +24.1     Power of Attorney.
   +27.1     Financial Data Schedule.

--------
+  Previously filed.
*  To be filed by amendment.